Audited Combined Financial Statements
of Granite Real Estate Investment Trust
and Granite REIT Inc.
For the years ended December 31, 2023 and 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Unitholders of Granite Real Estate Investment Trust and the Board of Directors and Shareholders of Granite REIT Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Granite Real Estate Investment Trust and subsidiaries and Granite REIT Inc. (collectively, the "Trust") as at December 31, 2023 and 2022, the related combined statements of net income, comprehensive income, unitholders' equity, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as at December 31, 2023 and 2022, and its financial performance and its cash flows for each of the two years in the period ended December 31, 2023, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Trust's internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2024, expressed an unqualified opinion on the Trust's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on the Trust's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

82 Granite REIT 2023

Fair Value of Investment Properties – Refer to Notes 2(d), 2(m) Estimates and Assumptions (i) and 4 of the Financial Statements

Critical Audit Matter Description

The Trust has elected the fair value model for all investment properties and, accordingly, measures all investment properties at fair value subsequent to initial recognition on the balance sheet. The Trust primarily uses a discounted cash flow model to estimate the fair value of investment properties. The critical assumptions relating to the Trust's estimates of fair values of investment properties include contractual rents, contractual renewal terms, expected future market rental rates, discount rates that reflect current market uncertainties, capitalization rates and recent investment property prices.

While there are several assumptions that are required to determine the fair value of all investment properties, the critical assumptions with the highest degree of subjectivity and impact on fair values are the expected future market rental rates, discount rates and capitalization rates, otherwise referred to herein as terminal capitalization rates. Auditing these critical assumptions required a high degree of auditor judgment as the estimations made by management contain significant measurement uncertainty. This resulted in an increased extent of audit effort, including the need to involve our fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the expected future market rental rates, discount rates and terminal capitalization rates used to determine the fair value of the investment properties included the following, among others:

•Evaluated the effectiveness of controls over determining investment properties’ fair value, including those over the determination of the expected future market rental rates, the discount rates and terminal capitalization rates.

•Evaluated the reasonableness of management’s forecast of expected future market rental rates by comparing management’s forecasts with historical results, internal communications to management and the Board of Trustees and contractual information, where applicable.

•With the assistance of our fair value specialists, evaluated the reasonableness of management’s forecast of expected future market rental rates, discount rates and terminal capitalization rates by considering recent market transactions and industry surveys.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
February 28, 2024

We have served as the Trust's auditor since 2012.

Granite REIT 2023 83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Unitholders of Granite Real Estate Investment Trust and the Board of Directors and Shareholders of Granite REIT Inc.

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Granite Real Estate Investment Trust and subsidiaries and Granite REIT Inc. (collectively, the “Trust") as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the combined financial statements as at and for the year ended December 31, 2023, of the Trust and our report dated February 28, 2024, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Trust's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Trust’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
February 28, 2024
84 Granite REIT 2023

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

Management of Granite Real Estate Investment Trust and Granite REIT Inc. (collectively the “Trust”) is responsible for the preparation and presentation of the combined financial statements and all information included in the 2023 Annual Report. The combined financial statements were prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and where appropriate, reflect estimates based on management’s best judgement in the circumstances. Financial information as presented elsewhere in the 2023 Annual Report has been prepared by management to ensure consistency with information contained in the combined financial statements. The combined financial statements have been audited by independent auditors and reviewed by the Audit Committees and approved by both the Board of Trustees of Granite Real Estate Investment Trust and the Board of Directors of Granite REIT Inc.

Management is responsible for the development and maintenance of systems of internal accounting and administrative controls of high quality. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Trust’s assets are appropriately accounted for and adequately safeguarded. Management has determined that, as at December 31, 2023 and based on the framework set forth in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, internal control over financial reporting was effective. The Trust’s President and Chief Executive Officer and Chief Financial Officer, in compliance with Section 302 of the U.S. Sarbanes-Oxley Act of 2002 (“SOX”), has provided a SOX-related certification in connection with the Trust’s annual disclosure document in the U.S. (Form 40-F) to the U.S. Securities and Exchange Commission. In accordance with National Instrument 52-109, a similar certification has been provided to the Canadian Securities Administrators.

The Trust’s Audit Committees are appointed by their respective Boards and are comprised solely of outside independent Directors or Trustees. The Audit Committees meet periodically with management, as well as with the independent auditors, to satisfy themselves that each is properly discharging its responsibilities to review the combined financial statements and the independent auditors’ report and to discuss significant financial reporting issues and auditing matters. The Audit Committees report their findings to the Boards for consideration when approving the combined financial statements for issuance to the stapled unitholders.

The combined financial statements and the effectiveness of internal control over financial reporting have been audited by Deloitte LLP, the independent auditors, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the stapled unitholders. The Auditors’ Reports outline the nature of their examination and their opinion on the combined financial statements of the Trust and the effectiveness of the Trust’s internal control over financial reporting. The independent auditors have full and unrestricted access to the Audit Committees.

Kevan Gorrie	Teresa Neto
President and Chief Executive Officer	Chief Financial Officer

Toronto, Canada,
February 28, 2024
Granite REIT 2023 85

Combined Balance Sheets
(Canadian dollars in thousands)

As at December 31,	Note	2023	2022
ASSETS

Non-current assets:
Investment properties	4	$8,808,139	$8,839,571
Acquisition deposits		—	8,487
Deferred tax assets	15(c)	639	629
Fixed assets, net		3,146	4,037
Derivatives	8(c)	100,200	151,855
Other assets	6	2,555	2,181
		8,914,679	9,006,760

Current assets:
Assets held for sale	5	—	41,182
Derivative	8(c)	9,042	—
Loan receivable	7	—	69,186
Accounts receivable		12,166	12,176
Income taxes receivable		589	1,288
Prepaid expenses and other		13,767	14,681
Cash and cash equivalents	17(d)	116,134	135,081

Total assets		$9,066,377	$9,280,354

LIABILITIES AND EQUITY

Non-current liabilities:
Unsecured debt, net	8(a),8(b)	$2,821,849	$2,583,930
Derivatives	8(c)	8,429	6,391
Long-term portion of lease obligations	10	32,416	32,977
Deferred tax liabilities	15(c)	535,551	557,391
		3,398,245	3,180,689

Current liabilities:
Unsecured debt, net	8(b)	244,133	399,707
Derivative	8(c)	—	7,076
Secured debt	9	—	51,373
Deferred revenue	11	17,810	17,358
Accounts payable and accrued liabilities	11	94,336	114,775
Distributions payable	12	17,415	16,991
Short-term portion of lease obligations	10	765	746
Income taxes payable		10,032	11,292

Total liabilities		3,782,736	3,800,007

Equity:
Stapled unitholders’ equity	13	5,276,951	5,475,375
Non-controlling interests		6,690	4,972
Total equity		5,283,641	5,480,347
Total liabilities and equity		$9,066,377	$9,280,354

Commitments and contingencies (note 22)        On behalf of the Boards:
See accompanying notes
/s/ Kelly Marshall            /s/ Emily Pang
Director/Trustee            Director/Trustee
86 Granite REIT 2023

Combined Statements of Net Income
(Canadian dollars in thousands)

Years ended December 31,	Note	2023	2022

Rental revenue	14(a)	$521,250	$455,579
Property operating costs	14(b)	86,012	75,221
Net operating income		435,238	380,358

General and administrative expenses	14(c)	41,440	29,465
Depreciation and amortization		1,272	1,598
Interest income		(7,708)	(1,625)
Interest expense and other financing costs	14(d)	78,717	50,967
Foreign exchange losses (gains), net		1,033	(1,215)
Fair value losses on investment properties, net	4,5	172,676	219,728
Fair value losses (gains) on financial instruments, net	14(e)	17,296	(11,383)
Loss on sale of investment properties	5	1,505	666
Income before income taxes		129,007	92,157
Income tax recovery	15	(9,489)	(63,665)
Net income		$138,496	$155,822

Net income attributable to:
Stapled unitholders		$136,662	$155,768
Non-controlling interests		1,834	54
		$138,496	$155,822

See accompanying notes
Granite REIT 2023 87

Combined Statements of Comprehensive Income
(Canadian dollars in thousands)

Years ended December 31,	Note	2023	2022

Net income		$138,496	$155,822
Other comprehensive (loss) income:
Foreign currency translation adjustment(1)		(88,572)	309,410
Unrealized (loss) gain on net investment hedges, including income taxes of nil(1)	8(c)	(18,810)	32,244
Total other comprehensive (loss) income		(107,382)	341,654
Comprehensive income		$31,114	$497,476
(1) Items that may be reclassified subsequently to net income if a foreign subsidiary is disposed of or hedges are terminated or no longer assessed as effective (note 2(h)).

Comprehensive income attributable to:
Stapled unitholders		$29,550	$497,349
Non-controlling interests		1,564	127
		$31,114	$497,476

See accompanying notes

88 Granite REIT 2023

Combined Statements of Unitholders' Equity
(Canadian dollars in thousands)

Year Ended December 31, 2023
	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders' equity	Non- controlling interests	Equity
As at January 1,2023	63,708	$3,347,822	$11,601	$1,702,420	$413,532	$5,475,375	$4,972	$5,480,347
Net income	—	—	—	136,662	—	136,662	1,834	138,496
Other comprehensive loss	—	—	—	—	(107,112)	(107,112)	(270)	(107,382)
Distributions (note 12)	—	—	—	(204,334)	—	(204,334)	(40)	(204,374)
Contributions from non-controlling interests	—	—	—	—	—	—	194	194
Units issued under the stapled unit plan (note 13(b))	41	3,354	—	—	—	3,354	—	3,354
Units repurchased for cancellation (note 13(c))	(393)	(20,643)	(6,351)	—	—	(26,994)	—	(26,994)
As at December 31, 2023	63,356	$3,330,533	$5,250	$1,634,748	$306,420	$5,276,951	$6,690	$5,283,641

Year Ended December 31, 2022
	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders' equity	Non- controlling interests	Equity
As at January 1, 2022	65,694	$3,444,418	$53,326	$1,748,958	$71,951	$5,318,653	$2,881	$5,321,534
Net income	—	—	—	155,768	—	155,768	54	155,822
Other comprehensive income	—	—	—	—	341,581	341,581	73	341,654
Distributions (note 12)	—	—	—	(202,306)	—	(202,306)	(41)	(202,347)
Contributions from non-controlling interests	—	—	—	—	—	—	3,417	3,417
Disposition of non-controlling interests	—	—	—	—	—	—	(1,412)	(1,412)
Units issued under the stapled unit plan (note 13(b))	44	4,089	—	—	—	4,089	—	4,089
Stapled units issued, net of issuance costs (note 13(d))	136	13,115	—	—	—	13,115	—	13,115
Units repurchased for cancellation (note 13(c))	(2,166)	(113,800)	(41,725)	—	—	(155,525)	—	(155,525)
As at December 31, 2022	63,708	$3,347,822	$11,601	$1,702,420	$413,532	$5,475,375	$4,972	$5,480,347

See accompanying notes
Granite REIT 2023 89

Combined Statements of Cash Flows
(Canadian dollars in thousands)

Years ended December 31,	Note	2023	2022
OPERATING ACTIVITIES

Net income		$138,496	$155,822
Items not involving operating cash flows	17(a)	177,001	135,088
Current income tax expense	15(a)	6,706	7,380
Income taxes paid		(8,258)	(18,090)
Interest expense		76,359	49,892
Interest paid		(72,460)	(52,494)
Changes in working capital balances	17(b)	(4,663)	(102)
Cash provided by operating activities		313,181	277,496
INVESTING ACTIVITIES

Investment properties:
Acquisitions, deposits and transactions costs, net	3	(102,761)	(492,717)
Proceeds from disposal, net	5	43,773	63,943
Leasing costs paid		(5,973)	(8,739)
Tenant allowances paid		(6,005)	(558)
Additions to income-producing properties		(59,825)	(54,933)
Additions to properties under development		(71,132)	(212,245)
Construction funds released from (in) escrow		4,819	(4,720)
Loan repayment (advances), net	7	69,262	(55,780)
Fixed asset additions, net		(285)	(807)
Cash used in investing activities		(128,127)	(766,556)
FINANCING ACTIVITIES

Monthly distributions paid		(203,910)	(202,284)
Proceeds from unsecured term loan, net of financing costs	8(b)	102,060	527,441
Proceeds from unsecured debentures, net of financing costs	8(b)	397,536	—
Repayment of unsecured debentures	8(b)	(400,000)	—
Settlement of cross currency interest rate swap	8(c)	(18,495)	(6,563)
Proceeds from unsecured credit facility draws		90,234	254,804
Repayment of unsecured credit facility draws		(91,254)	(264,060)
Proceeds from secured debt	9	5,634	48,439
Repayment of secured debt	9	(56,234)	—
Repayment of lease obligations		(730)	(767)
Financing costs paid		(917)	—
Distributions to non-controlling interests		(40)	(41)
Proceeds from stapled unit offerings, net of issuance costs	13(d)	—	13,115
Repurchase of stapled units	13(c)	(26,994)	(155,525)
Cash (used in) provided by financing activities		(203,110)	214,559
Effect of exchange rate changes on cash and cash equivalents		(891)	7,069
Net decrease in cash and cash equivalents during the year		(18,947)	(267,432)
Cash and cash equivalents, beginning of the year		135,081	402,513
Cash and cash equivalents, end of the year		$116,134	$135,081

See accompanying notes
90 Granite REIT 2023

Notes to Combined Financial Statements
(All amounts in thousands of Canadian dollars unless otherwise noted)

1.	NATURE AND DESCRIPTION OF THE TRUST

Effective January 3, 2013, Granite Real Estate Inc. (“Granite Co.”) completed its conversion from a corporate structure to a stapled unit real estate investment trust (“REIT”) structure. All of the common shares of Granite Co. were exchanged, on a one-for-one basis, for stapled units, each of which consists of one unit of Granite Real Estate Investment Trust ("Granite REIT") and one common share of Granite REIT Inc. ("Granite GP"). Granite REIT is an unincorporated, open-ended, limited purpose trust established under and governed by the laws of the province of Ontario and created pursuant to a Declaration of Trust dated September 28, 2012 as subsequently amended and restated on June 9, 2022. Granite GP was incorporated on September 28, 2012 under the Business Corporations Act (British Columbia). Granite REIT, Granite GP and their subsidiaries (together "Granite" or the "Trust") are carrying on the business previously conducted by Granite Co.

The stapled units trade on the Toronto Stock Exchange and on the New York Stock Exchange. The principal office of Granite REIT is 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario, M5K 1H1, Canada. The registered office of Granite GP is 1133 Melville Street, Suite 3500, The Stack, Vancouver, British Columbia, V6E 4E5, Canada.

The Trust is a Canadian-based REIT engaged in the acquisition, development, ownership and management of logistics, warehouse and industrial properties in North America and Europe.

These combined financial statements were approved by the Board of Trustees of Granite REIT and Board of Directors of Granite GP on February 28, 2024.

2.	MATERIAL ACCOUNTING POLICY INFORMATION

The accounting policies described below were applied consistently to all periods presented in these combined financial statements.

(a) Basis of Presentation and Statement of Compliance

The combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

(b) Combined Financial Statements and Basis of Consolidation

As a result of the REIT conversion described in note 1, the Trust does not have a single parent; however, each unit of Granite REIT and each share of Granite GP trade as a single stapled unit and accordingly, Granite REIT and Granite GP have identical ownership. Therefore, these financial statements have been prepared on a combined basis whereby the assets, liabilities and results of Granite GP and Granite REIT have been combined. The combined financial statements include the subsidiaries of Granite GP and Granite REIT. Subsidiaries are fully consolidated by Granite GP or Granite REIT from the date of acquisition, being the date on which control is obtained. The subsidiaries continue to be consolidated until the date that such control ceases. Control exists when Granite GP or Granite REIT have power, exposure or rights to variable returns and the ability to use their power over the entity to affect the amount of returns it generates.
Granite REIT 2023 91

All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

(c) Trust Units

The stapled units are redeemable at the option of the holder and, therefore, are required to be accounted for as financial liabilities, except where certain exemption conditions are met, in which case redeemable instruments may be classified as equity. The attributes of the stapled units meet the exemption conditions set out in IAS 32, Financial Instruments: Presentation and are, therefore, presented as equity on the combined balance sheets.

(d) Investment Properties

The Trust accounts for its investment properties, which include income-producing properties, properties under development and land held for development, in accordance with IAS 40, Investment Property. For acquired investment properties that meet the definition of a business, the acquisition is accounted for as a business combination (note 2(e)); otherwise they are initially measured at cost including directly attributable expenses. Subsequent to acquisition, investment properties are carried at fair value, which is determined based on available market evidence at the balance sheet date including, among other things, rental revenue from current leases and reasonable and supportable assumptions that represent what knowledgeable, willing parties would assume about rental revenue from future leases less future cash outflows in respect of capital expenditures. Gains and losses arising from changes in fair value are recognized in net income in the period of change.

Income-Producing Properties

The carrying value of income-producing properties includes the impact of straight-line rental revenue (note 2(j)), tenant incentives and deferred leasing costs since these amounts are incorporated in the determination of the fair value of income-producing properties.

When an income-producing property is disposed of, the gain or loss is determined as the difference between the disposal proceeds, net of selling costs, and the carrying amount of the property and is recognized in net income in the period of disposal.

Properties Under Development

The Trust’s development properties are classified as such until the property is substantially completed and available for occupancy. The initial cost of properties under development includes the acquisition cost of the land and direct development or expansion costs, including construction costs, borrowing costs and indirect costs wholly attributable to development. Borrowing costs are capitalized to projects under development or construction based on the average accumulated expenditures outstanding during the period multiplied by the Trust’s average borrowing rate on existing debt. Where borrowings are associated with specific developments, the amount capitalized is the gross borrowing cost incurred on such borrowings less any investment income arising on temporary investment of these borrowings. The capitalization of borrowing costs is suspended if there are prolonged periods that development activity is interrupted. The Trust capitalizes direct and indirect costs, including property taxes and insurance of the development property, if activities necessary to ready the development property for its intended use are in progress. Costs of internal personnel and other indirect costs that are wholly attributable to a project are capitalized as incurred.

92 Granite REIT 2023

If considered reliably measurable, properties under development are carried at fair value. Properties under development are measured at cost if fair value is not reliably measurable. In determining the fair value of properties under development consideration is given to, among other things, remaining construction costs, development risk, the stage of project completion and the reliability of cash inflows after project completion.

(e)Business Combinations

The Trust accounts for property acquisitions as a business combination if the particular assets and set of activities acquired can be operated and managed as a business in their current state for the purpose of providing a return to the unitholders. In accordance with IFRS 3, Business Combinations, the acquired set of activities and assets in an acquisition must include an input and a substantive process to qualify as a business. IFRS 3 amendments, effective January 1, 2020, provide for an optional concentration test to permit a simplified assessment of whether an acquired set of activities and assets is not a business. The concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The Trust applies the acquisition method to account for business combinations. The consideration transferred for a business combination is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Trust. The total consideration includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired as well as liabilities and contingent liabilities assumed in a business combination are initially measured at fair value at the acquisition date.

The Trust recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets.

Acquisition related costs are expensed as incurred.

Any contingent consideration is recognized at fair value at the acquisition date. Subsequent changes to the fair value of contingent consideration that is recorded as an asset or liability is recognized in net income.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the identifiable net assets acquired. If the consideration transferred is lower than the fair value of the net assets acquired, the difference is recognized in net income.

(f)Assets Held for Sale

Non-current assets (and disposal groups) are classified as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. This condition is satisfied when the asset is available for immediate sale in its present condition, management is committed to the sale and the sale is highly probable to occur within one year.

(g)Foreign Currency Translation

The assets and liabilities of the Trust’s foreign operations are translated into Canadian dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case, for material transactions, the exchange
Granite REIT 2023 93

rates at the dates of those transactions are used. Exchange differences arising are recognized in other comprehensive (loss) income and accumulated in equity.

In preparing the financial statements of each entity, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognized at the average rates of exchange prevailing in the period. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences on monetary items are recognized in net income in the period in which they arise except for:
•The effective portion of exchange differences on transactions entered into in order to hedge certain foreign currency risks are recognized in other comprehensive (loss) income;
•Exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur (therefore forming part of the net investment in the foreign operation) are recognized in other comprehensive (loss) income; and
•Exchange differences on foreign currency borrowings related to capitalized interest for assets under construction are recognized in investment properties.

(h)Financial Instruments and Hedging

Financial Assets and Financial Liabilities

The following summarizes the Trust’s classification and measurement basis of its financial assets and liabilities:

Classification and Measurement Basis
Financial assets
Long-term receivables included in other assets	Amortized Cost
Derivatives	Fair Value
Loan receivable	Amortized Cost
Accounts receivable	Amortized Cost
Foreign exchange collar contracts	Fair Value
Cash and cash equivalents	Amortized Cost

Financial liabilities
Unsecured debentures, net	Amortized Cost
Unsecured term loans, net	Amortized Cost
Secured debt	Amortized Cost
Derivatives	Fair Value
Accounts payable and accrued liabilities	Amortized Cost
Foreign exchange collar contracts	Fair Value
Distributions payable	Amortized Cost

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The Trust recognizes an allowance for expected credit losses (“ECL”) for financial assets measured at amortized cost. The impact of the credit loss modeling process is summarized as follows:
•The Trust did not record an ECL allowance against long-term receivables as historical experience of loss on these balances is insignificant and, based on the assessment of forward-looking information, no significant increases in losses are expected. The Trust will continue to assess the valuation of these instruments.
•The Trust did not record an ECL allowance against accounts receivable and loan receivable and has determined that its internal processes of evaluating each receivable on a specific basis for collectability using historical experience and adjusted for forward-looking information, would appropriately allow the Trust to determine if there are significant increases in credit risk to then record a corresponding ECL allowance.

For financial liabilities measured at amortized cost, the liability is amortized using the effective interest rate method. Under the effective interest rate method, any transaction fees, costs, discounts and premiums directly related to the financial liabilities are recognized in net income over the expected life of the obligation.

In regards to modifications to financial liabilities, when a financial liability measured at amortized cost is modified or exchanged, and such modification or exchange does not result in derecognition, the adjustment to the amortized cost of the financial liability as a result of the modification or exchange is recognized in net income.

Derivatives and Hedging

Derivative instruments, such as the cross currency interest rate swaps, interest rate swaps and foreign exchange collar contracts, are recorded in the combined balance sheet at fair value, including those derivatives that are embedded in financial or non-financial contracts. Changes in the fair value of derivative instruments which are not designated as hedges for accounting purposes are recognized in the combined statements of net income. The Trust utilizes derivative financial instruments from time to time in the management of its foreign currency and interest rate exposures. The Trust’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Trust applies hedge accounting to certain derivative and non-derivative financial instruments designated as hedges of net investments in subsidiaries with a functional currency other than the Canadian dollar. Hedge accounting is discontinued prospectively when the hedge relationship is terminated or no longer qualifies as a hedge, or when the hedging item is sold or terminated. In a net investment hedging relationship, the effective portion of foreign exchange gains or losses on the hedging instruments is recognized in other comprehensive (loss) income and the ineffective portion is recognized in net income. The amounts recorded in accumulated other comprehensive income are recognized in net income when there is a disposition or partial disposition of the foreign subsidiary.

Interest Rate Benchmark Reform

In August 2020, the IASB issued Interest Rate Benchmark Reform – Phase 2 Amendments to IFRS 9, Financial Instruments; IFRS 7, Financial Instruments: Disclosures; IAS 39, Financial Instruments: Recognition and Measurement; IFRS 4, Insurance Contracts and IFRS 16, Leases, which addresses issues that might affect financial reporting once an existing interest rate benchmark is replaced with an alternative benchmark interest rate and provides specific disclosure requirements. The amendments introduce a practical expedient for modifications of
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financial instruments, where the basis for determining the contractual cash flows changes as a result of the Interbank Offer Rate (“IBOR”) reform, allowing for prospective application of the alternative benchmark interest rate. In addition, the amendments relate to the application of hedge accounting, providing an exception such that changes in the formal designation and documentation of hedge accounting relationships that are needed to reflect the changes required by IBOR reform do not result in the discontinuation of hedge accounting or the designation of new hedging relationships.

The amendments are effective for annual reporting periods beginning on or after January 1, 2021. As some of the Trust's unsecured debt and related derivatives have been or will be impacted by the IBOR reform, the reformed IFRS guidance has been adopted. The adoption of the amendments did not have a material impact on the Trust's combined financial statements. Refer to note 8 for details of the unsecured debt and related derivatives that have been or will be affected by the IBOR reform and the transition plan that the Trust has executed to alternative benchmark interest rates.

(i)Leases

The Trust recognizes a right-of-use asset and a lease obligation at the lease commencement date, in accordance with IFRS 16, Leases. The Trust accounts for its right-of-use assets that do not meet the definition of investment property as fixed assets. The right-of-use asset is initially measured at cost and, subsequently, at cost less any accumulated depreciation and impairment, and adjusted for certain remeasurements of the lease obligation. When a right-of-use asset meets the definition of investment property, it is initially measured at cost and subsequently measured at fair value (note 2(d)).

The lease liability is initially measured at the present value of the lease payments at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, at the Trust’s incremental borrowing rate. Generally, the Trust uses its incremental borrowing rate as the discount rate.

The lease obligation is subsequently increased by the interest cost on the lease liability and decreased by lease payments made. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, a change in the estimate of the amount expected to be payable under a residual value guarantee or, as appropriate, a change in the assessment of whether a purchase or extension option is reasonably certain to be exercised or a termination option is reasonably certain not to be exercised.

(j)Revenue Recognition

Where Granite has retained substantially all the benefits and risks of ownership of its rental properties, leases with its tenants are accounted for as operating leases. Where substantially all the benefits and risks of ownership of the Trust’s rental properties have been transferred to its tenants, the Trust’s leases are accounted for as finance leases. All of the Trust’s current leases are operating leases.

Revenue from investment properties includes base rents earned from tenants under lease agreements, property tax and operating cost recoveries and other incidental income. Rents from tenants may contain rent escalation clauses or free rent periods which are recognized in revenue on a straight-line basis over the term of the lease. The difference between the revenue recognized and the contractual rent is included in investment properties as straight-line rents receivable. In addition, tenant incentives including cash allowances provided to tenants are recognized as a reduction in rental revenue on a straight-line basis over the term of the lease
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where it is determined that the tenant fixturing has no benefit to the property beyond the existing tenancy. Property tax and operating cost recoveries from tenants are recognized as revenue in the period in which applicable costs are incurred.

(k)Unit-based Compensation Plans

Executive Deferred Stapled Unit Plan

The executive deferred stapled unit plan is measured at fair value at the date of grant and amortized to compensation expense from the effective date of the grant to the final vesting date. Compensation expense is recognized on a proportionate basis consistent with the vesting features of each tranche of the grant. Compensation expense for executive deferred stapled units granted under the plan is recognized in general and administrative expenses with a corresponding liability recognized based upon the fair value of the Trust’s stapled units as the Trust is an open-ended trust making its units redeemable. During the period in which the executive deferred stapled units are outstanding, for grants with no performance criteria, the liability is adjusted for changes in the market value of the Trust’s stapled unit, and for grants with performance criteria, the liability is measured at fair value using the Monte Carlo simulation model (note 13), with both such adjustments being recognized as compensation expense in general and administrative expenses in the period in which they occur. The liability balance is reduced as deferred stapled units are forfeited or settled for stapled units and recorded in equity.

Director/Trustee Deferred Share Unit Plan

The compensation expense and a corresponding liability associated with the director/trustee deferred share unit plan are measured based on the market value of the underlying stapled units. During the period in which the awards are outstanding, the liability is adjusted for changes in the market value of the underlying stapled unit, with such positive or negative adjustments being recognized in general and administrative expenses in the period in which they occur. The liability balance is settled for cash or stapled units when a director/trustee ceases to be a member of the Board.

(l)Income Taxes

Operations in Canada

Granite qualifies as a mutual fund trust under the Income Tax Act (Canada) (the “Act”) and as such the Trust itself will not be subject to income taxes provided it continues to qualify as a REIT for purposes of the Act. A REIT is not taxable and not considered to be a Specified Investment Flow-through Trust provided it complies with certain tests and it distributes all of its taxable income in a taxation year to its unitholders.

The Trust’s qualification as a REIT results in no current or deferred income tax being recognized in the combined financial statements for income taxes related to the Canadian investment properties.

Operations in the United States

The Trust’s investment property operations in the United States are conducted in a qualifying United States REIT (“US REIT”) for purposes of the Internal Revenue Code of 1986, as amended. As a qualifying US REIT, it is not taxable provided it complies with certain tests in addition to the requirement to distribute substantially all of its taxable income.
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As a qualifying US REIT, current income taxes on U.S. taxable income have not been recorded in the combined financial statements. However, the Trust has recorded deferred income taxes that may arise on the disposition of its investment properties as the Trust will likely be subject to entity level income tax in connection with such transactions pursuant to the Foreign Investment in Real Property Tax Act.

Operations in Europe

The Trust consolidates certain entities that continue to be subject to income tax.

Income taxes for taxable entities in Europe, as well as other entities in Canada or the United States subject to tax, are recorded as follows:

Current Income Tax

The current income tax expense is determined on the basis of enacted or substantively enacted tax rates and laws at each balance sheet date.

Deferred Income Tax

Deferred income tax is recorded, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and the amounts reported on the combined financial statements. Deferred income tax assets and liabilities are measured at tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on the tax rates and laws that have been enacted or substantively enacted at the balance sheet date. Deferred income tax assets are recognized to the extent that it is probable that deductions, tax credits or tax losses will be utilized.

Each of the current and deferred tax assets and liabilities are offset when they are levied by the same taxation authority in either the same taxable entity or different taxable entities within the same reporting group that settle on a net basis.

(m) Significant Accounting Judgments, Estimates and Assumptions

The preparation of the combined financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts and disclosures made in the financial statements and accompanying notes.

Management believes that the judgments, estimates and assumptions utilized in preparing the combined financial statements are reasonable and prudent; however, actual results could be materially different and require an adjustment to the reported results.

Judgments

The following are the critical judgments that have been made in applying the Trust’s accounting policies and that have the most significant effect on the amounts recognized in the combined financial statements:

(i) Leases

The Trust’s policy for revenue recognition is described in note 2(j). The Trust makes judgments in determining whether certain leases are operating or finance leases, in particular tenant
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leases with long contractual terms or leases where the property is a large square-footage and/or architecturally specialized. The Trust also makes judgments in determining the lease term for some lease contracts in which it is a lessee that include renewal or termination options. The assessment of whether the Trust is reasonably certain to exercise such options impacts the lease term which, in turn, significantly affects the amount of lease obligations and right-of-use assets recognized.

(ii) Investment Properties

The Trust’s policy relating to investment properties is described in note 2(d). In applying this policy, judgment is used in determining whether certain costs incurred for tenant improvements are additions to the carrying amount of the property or represent incentives, identifying the point at which practical completion of properties under development occurs and determining borrowing costs to be capitalized to the carrying value of properties under development. Judgment is also applied in determining the use, extent and frequency of independent appraisals.

(iii) Income Taxes

The Trust applies judgment in determining whether it will continue to qualify as a REIT for both Canadian and U.S. tax purposes for the foreseeable future. However, should it at some point no longer qualify, it would be subject to income tax and would be required to recognize current and deferred income taxes.

Estimates and Assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities include the following:

(i) Valuation of Investment Properties

The fair value of investment properties is determined by management using primarily the discounted cash flow method in which the income and expenses are projected over the anticipated term of the investment plus a subsequent reversionary value discounted using an appropriate discount rate. The Trust obtains, from time to time, appraisals from independent qualified real estate valuation experts. However, the Trust does not value its investment properties based on these appraisals but uses them as data points, alongside other external market information for management to arrive at its own conclusions on values. Management receives valuation assumptions from external appraisers such as discount rates, terminal capitalization rates and market rental rates, however, the Trust also considers its knowledge of historical renewal experiences with its tenants, its understanding of certain specialized aspects of the Trust’s portfolio and tenant profile, and its knowledge of the current condition of the properties to determine proprietary market leasing assumptions, including lease renewal probabilities, renewal rents and capital expenditures. The critical assumptions relating to the Trust’s estimates of fair values of investment properties include contractual rents, contractual renewal terms, expected future market rental rates, discount rates that reflect current market uncertainties, capitalization rates and recent investment property prices. If there is any change in these assumptions or regional, national or international economic conditions, the fair value of investment properties may change materially. Refer to note 4 for further information on the estimates and assumptions made by management.

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(ii) Fair Value of Financial Instruments

Where the fair value of financial assets or liabilities recorded on the combined balance sheet or disclosed in the notes cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flow method. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as credit risk and volatility. Changes in assumptions about these factors could materially affect the reported fair value of financial instruments.

(iii) Income Taxes

The Trust operates in a number of countries and is subject to the income tax laws and related tax treaties in each of its operating jurisdictions. These laws and treaties can be subject to different interpretations by relevant taxation authorities. Significant judgment is required in the estimation of Granite’s income tax expense, the interpretation and application of the relevant tax laws and treaties and the provision for any exposure that may arise from tax positions that are under audit by relevant taxation authorities.

The recognition and measurement of deferred tax assets or liabilities is dependent on management’s estimate of future taxable profits and income tax rates that are expected to be in effect in the period the asset is realized or the liability is settled. Any changes in management’s estimate can result in changes in deferred tax assets or liabilities as reported in the combined balance sheets and also the deferred income tax expense in the combined statements of net income.

(n)Accounting Standards Adopted in 2023

In February 2021, the IASB issued narrow-scope amendments to IAS 1, Presentation of Financial Statements, IFRS Practice Statement 2, Making Materiality Judgements and IAS 8, Accounting Polices, Changes in Accounting Estimates and Errors. The amendments require the disclosure of material accounting policy information rather than disclosing significant accounting policies and clarify how to distinguish changes in accounting policies from changes in accounting estimates. The Trust has adopted these amendments effective January 1, 2023. The adoption of the amendments did not have a material impact on the Trust's combined financial statements.

(o)Future Changes in Accounting Standards

In January 2020, the IASB issued an amendment to IAS 1, Presentation of Financial Statements, to clarify its requirements for the presentation of liabilities in the statement of financial position.
The limited scope amendment affected only the presentation of liabilities in the statement of financial position and not the amount or timing of its recognition. The amendment clarified that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period and specified that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability. It also introduced a definition of ‘settlement’ to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. On October 31, 2022, the IASB issued Non-Current Liabilities with Covenants (Amendments to IAS 1). These amendments specify that covenants to be complied with after the reporting date do not affect the classification of debt as current or non-current at the reporting date. The amendments are effective January 1, 2024, with early adoption permitted and the amendments are to be
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applied retrospectively. The Trust does not expect these amendments to have a material impact on its combined financial statements.

3.	ACQUISITIONS

During the years ended December 31, 2023 and 2022, Granite made the following property acquisitions:

2023 Acquisitions
Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost

Income-producing properties:
10144 Veterans Dr.	Avon, USA	March 30, 2023	$72,806	$128	$72,934
10207 Veterans Dr.	Avon, USA	March 30, 2023	34,089	102	34,191
			$106,895	$230	$107,125

2022 Acquisitions
Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost

Income-producing properties:
Georg-Beatzel Straße 15	Wiesbaden, Germany	February 3, 2022	$62,033	$3,919	$65,952
Raiffeisenstraße 28-32	Korbach, Germany	February 3, 2022	60,295	3,819	64,114
In der Langen Else 4	Erfurt, Germany	February 3, 2022	17,636	1,225	18,861
10566 Gateway Pt.	Clayton, IN	April 14, 2022	121,258	98	121,356
2128 Gateway Pt.	Clayton, IN	April 14, 2022	57,886	105	57,991
102 Parkshore Dr.	Brampton, ON	May 24, 2022	20,850	696	21,546
195 Steinway Blvd.	Etobicoke, ON	May 26, 2022	17,700	1,266	18,966
Swaardvenstraat 75	Tilburg, Netherlands	July 1, 2022	102,141	185	102,326
			459,799	11,313	471,112

Property under development:
905 Belle Ln.	Bolingbrook, IL	May 5, 2022	14,516	87	14,603

Development land:
161 Markel Dr.	Brant County, ON	August 19, 2022	6,368	210	6,578
			$480,683	$11,610	$492,293

During the year ended December 31, 2023, transaction costs of $0.2 million (2022 — $11.6 million), which included legal and advisory costs (2022 — land transfer taxes, legal and advisory costs), were first capitalized to the cost of the respective properties and then subsequently expensed to net fair value losses on investment properties on the combined statements of net income as a result of measuring the properties at fair value.

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4.	INVESTMENT PROPERTIES

As at December 31,	2023	2022

Income-producing properties	$8,641,352	$8,486,105
Properties under development	120,940	272,504
Land held for development	45,847	80,962
	$8,808,139	$8,839,571

Changes in investment properties are shown in the following table:

Years ended December 31,	2023			2022
	Income-producing properties	Properties under development	Land held for development	Income-producing properties	Properties under development	Land held for development
Balance, beginning of year	$8,486,105	$272,504	$80,962	$7,727,368	$162,817	$80,973
Maintenance or improvements	8,409	—	—	9,680	—	—
Leasing costs	5,095	1,577	—	10,153	—	—
Tenant allowances	6,969	47	—	574	—	—
Developments or expansions	36,633	61,089	1,530	43,940	228,099	2,853
Acquisitions (note 3)	107,125	—	—	471,112	14,603	6,578
Transfer to properties under development	—	50,007	(50,007)	—	17,549	(17,549)
Transfer to income-producing properties	288,979	(288,979)	—	223,040	(223,040)	—
Amortization of straight-line rent	16,690	—	—	10,591	—	—
Amortization of tenant allowances	(4,403)	—	—	(4,149)	—	—
Other changes	132	4	6	374	21	14
Fair value (losses) gains, net	(216,191)	26,506	13,382	(285,127)	56,536	6,929
Foreign currency translation, net	(94,191)	(1,815)	(26)	321,078	15,919	1,164
Classified as assets held for sale (note 5)	—	—	—	(42,529)	—	—
Balance, end of year	$8,641,352	$120,940	$45,847	$8,486,105	$272,504	$80,962

The Trust determines the fair value of an income-producing property based upon, among other things, rental income from current leases and assumptions about rental income from future leases reflecting market conditions and lease renewals at the applicable balance sheet dates, less future cash outflows in respect of such leases. Fair values were primarily determined by using a 10-year cash flow and subsequent reversionary value discounted back to present value. The fair values of properties under development are measured using a discounted cash flow model, net of costs to complete, as of the balance sheet date. The valuation metrics utilized to derive the Trust’s investment property valuations are determined by management. The Trust does not value its investment properties based on models prepared by external appraisers but uses such external appraisals as data points, alongside other external market information for management to arrive at its own conclusions on values. Management receives valuation assumptions from external appraisers such as discount rates, terminal capitalization rates and market rental rates, however, the Trust also considers its knowledge of historical renewal experiences with its tenants, its understanding of certain specialized aspects of the Trust’s portfolio and tenant profile, and its knowledge of the current condition of the properties to determine proprietary market leasing assumptions, including lease renewal probabilities,
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renewal rents and capital expenditures. There has been no change in the valuation methodology during the year.

Included in investment properties as at December 31, 2023 is $64.0 million (2022 — $48.6 million) of net straight-line rent receivables arising from the recognition of rental revenue on a straight-line basis over the lease term.

Details about contractual obligations to purchase, construct and develop properties can be found in the commitments and contingencies note (note 22).

Tenant minimum rental commitments payable to Granite on non-cancellable operating leases as at December 31, 2023 are as follows:

2024	$444,183
2025	431,349
2026	394,975
2027	369,278
2028	327,445
2029 and thereafter	1,365,460
$3,332,690

Valuations are most sensitive to changes in discount rates and terminal capitalization rates. The key valuation metrics for income-producing properties by country are set out below:

As at December 31,	2023			2022(1)
	Weighted average(2)	Maximum	Minimum	Weighted average(2)	Maximum	Minimum
Canada
Discount rate	6.55%	7.50%	6.00%	6.26%	7.25%	5.25%
Terminal capitalization rate	5.39%	6.50%	4.75%	5.19%	6.50%	4.25%

United States
Discount rate	7.08%	10.50%	6.15%	6.45%	10.25%	5.50%
Terminal capitalization rate	6.02%	9.25%	5.25%	5.57%	9.25%	4.75%

Germany
Discount rate	7.13%	9.65%	5.80%	6.48%	11.00%	4.90%
Terminal capitalization rate	6.13%	8.90%	4.85%	5.50%	10.00%	4.30%

Austria
Discount rate	8.68%	9.90%	8.15%	8.59%	9.90%	8.15%
Terminal capitalization rate	7.40%	8.25%	6.75%	7.32%	7.90%	6.75%

Netherlands
Discount rate	6.34%	7.75%	5.60%	5.43%	6.85%	4.75%
Terminal capitalization rate	6.57%	9.00%	5.95%	5.73%	8.50%	5.00%

Total
Discount rate	7.05%	10.50%	5.60%	6.50%	11.00%	4.75%
Terminal capitalization rate	6.07%	9.25%	4.75%	5.66%	10.00%	4.25%
(1)Excludes assets held for sale (note 5).
(2)Weighted based on income-producing property fair value.
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The table below summarizes the sensitivity of the fair value of income-producing properties to changes in either the discount rate or terminal capitalization rate:

	Discount Rate		Terminal Capitalization Rate
Rate sensitivity	Fair value	Change in fair value	Fair value	Change in fair value
+50 basis points	$8,322,286	$(319,066)	$8,235,864	$(405,488)
+25 basis points	8,479,932	(161,420)	8,430,247	(211,105)
Base rate	8,641,352	—	8,641,352	—
-25 basis points	8,806,676	165,324	8,871,520	230,168
-50 basis points	$8,975,983	$334,631	$9,123,497	$482,145

5.	ASSETS HELD FOR SALE AND DISPOSITIONS

Assets Held for Sale

At December 31, 2023, there were no investment properties classified as assets held for sale. At December 31, 2022, two income-producing properties located in Canada and the United States, having a total fair value of $41.2 million, were classified as assets held for sale.

Dispositions

During the year ended December 31, 2023, Granite disposed of two income-producing properties located in Canada and the United States. The details of the disposed properties are as follows:

Property	Location	Date disposed	Sale price
50 Casmir Ct.	Concord, Canada	August 15, 2023	$20,575
4701 S. Cowan Rd.	Muncie, USA	March 15, 2023	24,703
			$45,278

During the year ended December 31, 2022, Granite disposed of two income-producing properties and one piece of land located in Poland and the Czech Republic for gross proceeds totaling $66.0 million.

During the year ended December 31, 2023, Granite incurred $1.5 million (2022 — $0.7 million) of broker commissions and legal and advisory costs associated with the disposals which are included in loss on sale of investment properties on the combined statements of net income.

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The following table summarizes the fair value changes in properties classified as assets held for sale:

Years ended December 31,	2023	2022
Balance, beginning of year	$41,182	$64,612
Fair value gains, net	3,627	1,934
Foreign currency translation, net	469	(1,877)
Other changes	—	5
Disposals	(45,278)	(66,021)
Classified as assets held for sale	—	42,529
Balance, end of year	$—	$41,182

6.	OTHER ASSETS

As at December 31,	2023	2022
Deferred financing costs associated with the revolving credit facility	$2,272	$1,890
Long-term receivables	283	291
	$2,555	$2,181

7.	LOAN RECEIVABLE

In conjunction with the closing of the acquisition of two industrial properties in Avon, United States, on March 30, 2023 (note 3), the loan receivable made to the developer of the properties with an outstanding balance of $76.8 million (US$56.4 million) was repaid. As at December 31, 2022, the loan balance was $69.2 million (US$51.1 million).

8.	UNSECURED DEBT AND RELATED DERIVATIVES

(a)Unsecured Revolving Credit Facility

On March 3, 2023, the Trust amended its existing unsecured revolving credit facility (the ‘‘Credit Facility’’) to extend the maturity date for a new five-year term to March 31, 2028, with a limit of $1.0 billion. The Trust also amended the benchmark rates from the London Interbank Offered Rate ("LIBOR") to the Secured Overnight Financing Rate ("SOFR"), including a fixed spread for the basis difference between LIBOR and SOFR, for US dollar denominated draws and from LIBOR to the Euro Interbank Offered Rate ("EURIBOR") for Euro denominated draws. Such amendments to the benchmark rates resulted in no economic impact to Granite’s borrowing rates. As it is anticipated that the administrator of the Canadian Dollar Offered Rate ("CDOR") will cease publication of CDOR by June 28, 2024 and the Canadian financial benchmark will be replaced by the Canadian Overnight Repo Rate Average ("CORRA"), the Trust's Credit Facility contains fallback provisions to transition from CDOR to CORRA for Canadian dollar denominated draws when CDOR is discontinued.

Draws on the Credit Facility are available by way of Canadian dollar, US dollar or Euro denominated loans or Canadian dollar or US dollar denominated letters of credit. The Credit Facility provides the Trust the ability to increase the amount of the commitment by an additional aggregate principal amount of up to $450.0 million with the consent of the participating lenders. While the Credit Facility matures on March 31, 2028, the Trust has the option to extend the maturity date by one year to March 31, 2029, subject to the agreement of
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lenders in respect of a minimum of 66 2/3% of the aggregate amount committed under the Credit Facility. As at December 31, 2023, the Trust had no amount drawn (2022 — nil) on the Credit Facility and $2.9 million (2022 — $3.5 million) in letters of credit issued against the Credit Facility.

(b) Unsecured Debentures and Term Loans, Net

As at December 31,			2023		2022
	Maturity Date	Amortized Cost(1)	Principal issued and outstanding	Amortized Cost(1)	Principal issued and outstanding
2023 Debentures	November 30, 2023	$—	$—	$399,707	$400,000
2027 Debentures	June 4, 2027	498,497	500,000	498,057	500,000
2028 Debentures	August 30, 2028	498,193	500,000	497,806	500,000
2029 Debentures	April 12, 2029	397,629	400,000	—	—
2030 Debentures	December 18, 2030	497,917	500,000	497,616	500,000
2024 Term Loan	December 19, 2024	244,133	244,283	250,088	250,351
2025 Term Loan	September 15, 2025	527,786	528,180	540,677	541,300
September 2026 Term Loan	September 8, 2026	102,064	102,222	—	—
December 2026 Term Loan	December 11, 2026	299,763	300,000	299,686	300,000
		$3,065,982	$3,074,685	$2,983,637	$2,991,651
(1)The amounts outstanding are net of deferred financing costs. The deferred financing costs are amortized using the effective interest method and are included in interest expense.

As at December 31,	2023	2022
Unsecured Debentures and Term Loans, Net
Non-current	$2,821,849	$2,583,930
Current	244,133	399,707
	$3,065,982	$2,983,637

2023 Debentures

On December 20, 2016, Granite LP issued $400.0 million aggregate principal amount of 3.873% Series 3 senior debentures due November 30, 2023 (the “2023 Debentures”) at a nominal premium. Interest on the 2023 Debentures was payable semi-annually in arrears on May 30 and November 30 of each year. Deferred financing costs of $2.2 million were incurred and recorded as a reduction against the carrying value.

The 2023 Debentures were redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2023 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2023 Debenture, a price equal to which, if the 2023 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 62.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of November 30, 2023.

On November 30, 2023, Granite LP repaid in full the outstanding $400.0 million aggregate principal amount of the 2023 Debentures. In conjunction with the repayment, the mark to
106 Granite REIT 2023

market liability of $18.5 million relating to the 2023 Cross Currency Interest Rate Swap was settled.

2027 Debentures

On June 4, 2020, Granite LP issued at par $500.0 million aggregate principal amount of 3.062% Series 4 senior debentures due June 4, 2027 (the “2027 Debentures”). Interest on the 2027 Debentures is payable semi-annually in arrears on June 4 and December 4 of each year. Deferred financing costs of $3.0 million were incurred in connection with the issuance of the 2027 Debentures and are recorded as a reduction against the carrying value.

The 2027 Debentures are redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2027 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2027 Debenture, a price equal to which, if the 2027 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 65.0 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of June 4, 2027. Granite also has the option to redeem the 2027 Debentures at par plus any accrued and unpaid interest within two months of the maturity date of June 4, 2027.

2028 Debentures

On August 30, 2021, Granite LP issued at par $500.0 million aggregate principal amount of 2.194% Series 6 senior unsecured debentures due August 30, 2028 (the “2028 Debentures”). Interest on the 2028 Debentures is payable semi-annually in arrears on February 28 and August 30 of each year. Deferred financing costs of $2.7 million were incurred in connection with the issuance of the 2028 Debentures and are recorded as a reduction against the carrying value.

The 2028 Debentures are redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2028 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2028 Debenture, a price equal to which, if the 2028 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 28.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of August 30, 2028. Granite also has the option to redeem the 2028 Debentures at par plus any accrued and unpaid interest within two months of the maturity date of August 30, 2028.

2029 Debentures

On October 12, 2023, Granite LP issued at par $400.0 million aggregate principal amount of 6.074% Series 7 senior unsecured debentures due April 12, 2029 (the “2029 Debentures”). Interest on the 2029 Debentures is payable semi-annually in arrears on April 12 and October 12 of each year. Deferred financing costs of $2.5 million were incurred in connection with the issuance of the 2029 Debentures and are recorded as a reduction against the carrying value.

The 2029 Debentures are redeemable, in whole or in part, at Granite's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2029 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2029 Debenture, a price equal to which, if
Granite REIT 2023 107

the 2029 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 50.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of April 12, 2029. Granite also has the option to redeem the 2029 Debentures at par plus any accrued and unpaid interest within one month of the maturity date of April 12, 2029.

2030 Debentures

On December 18, 2020, Granite LP issued at par $500.0 million aggregate principal amount of 2.378% Series 5 senior debentures due December 18, 2030 (the “2030 Debentures”). Interest on the 2030 Debentures is payable semi-annually in arrears on June 18 and December 18 of each year. Deferred financing costs of $3.0 million were incurred in connection with the issuance of the 2030 Debentures and are recorded as a reduction against the carrying value.

The 2030 Debentures are redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2030 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2030 Debenture, a price equal to which, if the 2030 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 39.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of December 18, 2030. Granite also has the option to redeem the 2030 Debentures at par plus any accrued and unpaid interest within three months of the maturity date of December 18, 2030.

2024 Term Loan

On December 19, 2018, Granite LP entered into and fully drew upon a US$185.0 million senior unsecured non-revolving term facility that originally matured on December 19, 2022. On October 10, 2019, Granite refinanced the US$185.0 million term facility and extended the maturity date two years to December 19, 2024 (the “2024 Term Loan”). The 2024 Term Loan is fully prepayable without penalty. Any amount repaid may not be re-borrowed. Interest on drawn amounts is calculated based on SOFR (previously LIBOR) plus an applicable margin determined by reference to the external credit rating of Granite LP and is payable monthly in arrears. Deferred financing costs of $0.8 million were incurred and are recorded as a reduction against the carrying value.

In conjunction with the extension, the previously existing cross currency interest rate swap associated with the term facility was terminated on September 24, 2019 and blended into a new cross currency interest rate swap (note 8(c)).

The 2024 Term Loan’s interest was initially based on LIBOR plus an applicable margin, but as the Federal Reserve Board discontinued the publication of the US dollar LIBOR benchmark rates on June 30, 2023 and replaced it with SOFR, on April 19, 2023, Granite amended the 2024 Term Loan and 2024 Cross Currency Interest Rate Swap to update the benchmark rates in these agreements from LIBOR to SOFR, including a fixed spread for the basis difference between LIBOR and SOFR, without any economic impact or change to Granite's risk management strategy.

2025 Term Loan

On September 15, 2022, Granite LP entered into and fully drew upon a US$400.0 million senior unsecured non-revolving term facility that will mature on September 15, 2025 (the “2025 Term
108 Granite REIT 2023

Loan”). The 2025 Term Loan is fully prepayable without penalty. Any amount repaid may not be re-borrowed. Interest on drawn amounts is calculated based on SOFR plus an applicable margin determined by reference to the external credit rating of Granite LP and is payable monthly in arrears. Deferred financing costs of $0.7 million were incurred and are recorded as a reduction against the carrying value.

September 2026 Term Loan

On September 7, 2023, Granite LP entered into and fully drew upon a €70.0 million senior unsecured non-revolving term facility that will mature on September 8, 2026 (the “September 2026 Term Loan”). The September 2026 Term Loan is fully prepayable without penalty. Any amount repaid may not be re-borrowed. Interest on drawn amounts is calculated based on EURIBOR plus a margin and is payable monthly in arrears. Deferred financing costs of $0.2 million were incurred and are recorded as a reduction against the carrying value.

December 2026 Term Loan

On December 12, 2018, Granite LP entered into and fully drew upon a $300.0 million senior unsecured non-revolving term facility that originally matured on December 12, 2025. On November 27, 2019, Granite refinanced the $300.0 million term facility and extended the maturity date one year to December 11, 2026 (the “December 2026 Term Loan”). The December 2026 Term Loan is fully prepayable without penalty. Any amount repaid may not be re-borrowed. Interest on drawn amounts is calculated based on CDOR plus an applicable margin determined by reference to the external credit rating of Granite LP and is payable monthly in advance. Deferred financing costs of $1.5 million were incurred and are recorded as a reduction against the carrying value.

In conjunction with the extension, the previously existing cross currency interest rate swap associated with the term facility was settled on November 27, 2019 and a new cross currency interest rate swap was entered into (note 8(c)).

As a result of the anticipated cessation of the publication of CDOR by June 28, 2024 and the Canadian financial benchmark being replaced by CORRA, subsequent to the year ended December 31, 2023, on February 8, 2024, Granite amended the December 2026 Term Loan and December 2026 Cross Currency Interest Rate Swap to update the benchmark rates in these agreements from CDOR to CORRA including a fixed spread for the basis difference between CDOR and CORRA, without any economic impact or change to Granite's risk management strategy.

The 2027 Debentures, 2028 Debentures, 2029 Debentures, 2030 Debentures, 2024 Term
Loan, 2025 Term Loan, September 2026 Term Loan and December 2026 Term Loan rank pari passu with all of Granite LP’s other existing and future senior unsecured indebtedness and are guaranteed by Granite REIT and Granite GP.

Granite REIT 2023 109

(c) Derivatives

As at December 31,								2023	2022
	Notional amount to be paid		Interest payment rate	Notional amount to be received		Interest receipt rate	Maturity date	Fair value assets (liabilities)	Fair value assets (liabilities)
2023 Cross Currency Interest Rate Swap (1)	281,100	EUR	2.430%	400,000	CAD	3.873%	Nov. 30, 2023	$—	$(7,076)
2024 Cross Currency Interest Rate Swap	168,200	EUR	0.522%	185,000	USD	SOFR plus margin (6)	Dec. 19, 2024	9,042	24,891
2025 Interest Rate Swap (2)	—	—	5.016%	—	—	SOFR plus margin	Sept. 15, 2025	4,847	5,244
September 2026 Interest Rate Swap (3)	—	—	4.333%	—	—	EURIBOR plus margin	Sept. 8, 2026	(2,105)	—
December 2026 Cross Currency Interest Rate Swap	205,500	EUR	1.355%	300,000	CAD	CDOR plus margin (7)	Dec. 11, 2026	24,223	39,264
2027 Cross Currency Interest Rate Swap	370,300	USD	2.964%	500,000	CAD	3.062%	June 4, 2027	18,402	8,123
2028 Cross Currency Interest Rate Swap	119,100	USD	2.096%	150,000	CAD	2.194%	Aug. 30, 2028	(3,067)	(6,391)
2028 Cross Currency Interest Rate Swap (4)	242,100	EUR	0.536%	350,000	CAD	2.194%	Aug. 30, 2028	8,998	19,450
2029 Cross Currency Interest Rate Swap (5)	277,700	EUR	4.958%	400,000	CAD	6.103%	Apr. 12, 2029	(3,257)	—
2030 Cross Currency Interest Rate Swap	319,400	EUR	1.045%	500,000	CAD	2.378%	Dec. 18, 2030	43,730	54,883
								$100,813	$138,388
(1)On November 30, 2023, Granite LP settled the 2023 Cross Currency Interest Rate Swap in conjunction with the repayment of the 2023 Debentures (note 8(b)).
(2)On September 15, 2022, Granite LP entered into a float to fixed interest rate swap (the “2025 Interest Rate Swap”) to exchange the floating SOFR portion of the interest payments of the 2025 Term Loan for fixed interest payments resulting in an all-in fixed interest rate of 5.016%.
(3)On September 8, 2023, Granite LP entered into a float to fixed interest rate swap (the “September 2026 Interest Rate Swap”) to exchange the floating EURIBOR-based interest payments of the September 2026 Term Loan for fixed interest payments resulting in an all-in fixed interest rate of 4.333%.
(4)On February 3, 2022, Granite terminated $350.0 million of a total $500.0 million principal of the 2028 Cross Currency Interest Rate Swap and simultaneously entered into a new $350.0 million cross-currency interest rate swap maturing August 30, 2028, to exchange the Canadian dollar denominated principal and interest payments of the 2028 Debentures for Euro denominated payments at a fixed interest rate of 0.536%. Upon termination, Granite paid $6.6 million to settle the mark-to-market liability relating to the $350.0 million principal portion of the 2028 Cross Currency Interest Rate Swap.
(5)On October 10, 2023, Granite LP entered into a cross currency interest rate swap (the "2029 Cross Currency Interest Rate Swap"), which commenced on October 12, 2023 to exchange the Canadian dollar denominated principal and interest payments of the 2029 Debentures for Euro denominated principal and interest payments resulting in an all-in effective fixed interest rate of 4.929%.
(6)On April 19, 2023, Granite amended the 2024 Cross Currency Interest Rate Swap to update the benchmark rate in the agreement from LIBOR to SOFR, including a fixed spread for the basis difference between LIBOR and SOFR, without any economic impact or change to Granite's risk management strategy.
(7)Subsequent to the year ended December 31, 2023, on February 8, 2024, Granite amended the December 2026 Cross Currency Interest Rate Swap to update the benchmark rate in the agreement from CDOR to CORRA, including a fixed spread for the basis difference between CDOR and CORRA, without any economic impact or change to Granite's risk management strategy (note 8(b)).

110 Granite REIT 2023

As at December 31,	2023	2022
Financial assets at fair value
Non-current	$100,200	$151,855
Current	9,042	—
	$109,242	$151,855

Financial liabilities at fair value
Non-current	$8,429	$6,391
Current	—	7,076
	$8,429	$13,467

For the year ended December 31, 2023, the cross currency interest rate swaps, the combination of the 2025 Term Loan and 2025 Interest Rate Swap, the combination of the September 2026 Term Loan and September 2026 Interest Rate Swap, and the EUR denominated draws under the Credit Facility are designated as net investment hedges of the Trust’s investments in foreign operations ("Net Investment Hedges"). The effectiveness of the hedges is assessed quarterly. Gains and losses associated with the effective portion of the hedges are recognized in other comprehensive (loss) income. For the year ended December 31, 2023, the Trust has assessed the Net Investment Hedges, except for the 2023 Cross Currency Interest Rate Swap (for the period from October 12, 2023 to November 30, 2023), a portion of the 2024 Cross Currency Interest Rate Swap, a portion of the combination of the 2025 Term Loan and 2025 Interest Rate Swap, and a portion of the combination of the September 2026 Term Loan and September 2026 Interest Rate Swap, to be effective.

On October 12, 2023, as a result of the designation of the 2029 Cross Currency Interest Rate Swap, the Trust de-designated the 2023 Cross Currency Interest Rate Swap. Since the Trust did not employ hedge accounting for the 2023 Cross Currency Interest Rate Swap from the period October 12, 2023 to November 30, 2023, a fair value loss of $12.4 million is recognized in fair value losses (gains) on financial instruments, net (note 14(e)) in the combined statement of net income.

For the year ended December 31, 2023, a net fair value loss of $20.4 million has been recognized in fair value losses (gains) on financial instruments, net (note 14(e)) in the combined statement of net income, due to the de-designation of the 2023 Cross Currency Interest Rate Swap (from the period October 12, 2023 to November 30, 2023) and the ineffectiveness relating to the interest rate portion of certain hedging relationships described above.

The Trust has elected to record the differences resulting from the interest rates associated with the derivatives in the combined statements of net income.

9.	SECURED DEBT

On December 17, 2021, Granite entered into a secured construction loan relating to a development project in Texas, United States, which was substantially completed in January 2023. The loan had a maximum draw amount of $59.9 million (US$44.3 million) and was secured by the property under construction and related land. On June 9, 2023, the loan with an outstanding balance of $56.2 million (US$42.1 million) was repaid with proceeds from the Credit Facility. As at December 31, 2022, the loan balance was $51.4 million (US$38.0 million).

Granite REIT 2023 111

10.	LEASE OBLIGATIONS

As at December 31, 2023, the Trust had leases for the use of office space, office and other equipment, and ground leases for the land upon which four income-producing properties in Europe and Canada are situated. The Trust recognized these leases as right-of-use assets and recorded related lease liability obligations.

The present value of future minimum lease payments relating to the right-of-use assets as at December 31, 2023 in aggregate for the next five years and thereafter are as follows:

2024	$765
2025	765
2026	764
2027	472
2028	256
2029 and thereafter	30,159
$33,181

During the year ended December 31, 2023, the Trust recognized $1.6 million (2022 — $1.5 million) of interest expense related to lease obligations (note 14(d)).

11.	CURRENT LIABILITIES

Deferred Revenue

Deferred revenue relates to prepaid and unearned revenue received from tenants and fluctuates with the timing of rental receipts.
Accounts Payable and Accrued Liabilities

As at December 31,	2023	2022

Accounts payable	$11,400	$11,204
Commodity tax payable	5,779	6,087
Tenant security deposits	6,093	7,257
Employee unit-based compensation	7,752	5,994
Trustee/director unit-based compensation	9,364	6,932
Accrued salaries, incentives and benefits	6,516	6,826
Accrued interest payable	15,135	9,974
Accrued construction costs	11,009	36,659
Accrued professional fees	1,320	1,445
Acquisition related liabilities	907	5,042
Accrued property operating costs	9,744	8,750
Other tenant related liabilities	8,621	5,104
Other accrued liabilities	696	3,501
	$94,336	$114,775

112 Granite REIT 2023

12.	DISTRIBUTIONS TO STAPLED UNITHOLDERS

Total distributions declared to stapled unitholders in the year ended December 31, 2023 were $204.3 million (2022 — $202.3 million) or $3.21 per stapled unit (2022 — $3.11 per stapled unit).

Distributions payable at December 31, 2023 of $17.4 million ($0.2750 per stapled unit), representing the December 2023 monthly distribution, were paid on January 16, 2024. Distributions payable at December 31, 2022 of $17.0 million were paid on January 17, 2023 and represented the December 2022 monthly distribution.

Subsequent to December 31, 2023, the distributions declared in January 2024 in the amount of $17.4 million or $0.2750 per stapled unit were paid on February 15, 2024 and the distributions declared in February 2024 of $0.2750 per stapled unit will be paid on March 15, 2024.

13.	STAPLED UNITHOLDERS' EQUITY

(a)Stapled Units

The stapled units consist of one unit of Granite REIT and one common share of Granite GP. Granite REIT is authorized to issue an unlimited number of units. Granite GP’s authorized share capital consists of an unlimited number of common shares without par value. Each stapled unit is entitled to distributions and/or dividends in the case of Granite GP as and when declared and, in the event of termination of Granite REIT and Granite GP, to the net assets of Granite REIT and Granite GP remaining after satisfaction of all liabilities.

(b)Unit-Based Compensation

Incentive Stock Option Plan

The Incentive Stock Option Plan allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. As at December 31, 2023 and December 31, 2022, there were no options outstanding under this plan.

Director/Trustee Deferred Share Unit Plan

The Trust has two Non-Employee Director Share-Based Compensation Plans (the “DSPs”) which provide for a deferral of up to 100% of each non-employee director’s total annual remuneration, at specified levels elected by each director. The amounts deferred under the DSPs are reflected by notional deferred share units (“DSUs”) whose value at the time that the particular payment to the director is determined reflects the fair market value of a stapled unit. The value of a DSU subsequently appreciates or depreciates with changes in the market price of the stapled units. The DSPs also provide for the accrual of notional distribution equivalents on any distributions paid on the stapled units. On June 9, 2022, amendments were made to the
DSPs to allow, at the discretion of the Compensation, Governance and Nominating Committee
(the "CGN Committee)" for the DSUs to be settled in cash or stapled units, equal to the value of the accumulated DSUs at such date.

Granite REIT 2023 113

A reconciliation of the changes in the DSUs outstanding is presented below:

	2023		2022
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
DSUs outstanding, January 1	101	$64.58	85	$58.50
New grants and distributions	22	70.71	16	97.41
DSUs outstanding, December 31	123	$65.70	101	$64.58

Executive Deferred Stapled Unit Plan

The Executive Stapled Unit Plan (the “Restricted Stapled Unit Plan”) of the Trust provides for the issuance of Restricted Share Units (“RSUs”) and Performance Share Units (“PSUs”) and is designed to provide equity-based compensation in the form of stapled units to executives and other employees (the “Participants”). The maximum number of stapled units which may be issued pursuant to the Restricted Stapled Unit Plan is 1.0 million. The Restricted Stapled Unit Plan entitles a Participant to receive a stapled unit or a cash payment equal to the market value of the stapled unit, which on any date is the volume weighted average trading price of a stapled unit on the Toronto Stock Exchange or New York Stock Exchange over the preceding five trading days. The form of redemption of the stapled units is determined by the Compensation, Governance and Nominating Committee and is not at the option of the Participant. Vesting conditions in respect of a grant are determined by the Compensation, Governance and Nominating Committee at the time the grant is made and may result in the vesting of more or less than 100% of the number of stapled units. The Restricted Stapled Unit Plan also provides for the accrual of distribution equivalent amounts based on distributions paid on the stapled units. Stapled units are, unless otherwise agreed or otherwise required by the Restricted Stapled Unit Plan, settled within 60 days following vesting.

A reconciliation of the changes in notional stapled units outstanding under the Restricted Stapled Unit Plan is presented below:

	2023		2022
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
RSUs and PSUs outstanding, January 1	124	$87.18	128	$67.19
New grants and distributions(1)	80	71.80	58	101.30
Forfeited	(3)	81.54	—	88.02
PSUs added by performance factor	27	83.37	27	96.22
Settled in cash	(42)	80.32	(45)	69.89
Settled in stapled units	(41)	80.32	(44)	69.89
RSUs and PSUs outstanding, December 31(2)	145	$81.93	124	$87.18
(1)Includes 40.1 RSUs and 34.4 PSUs granted during the year ended December 31, 2023 (2022 — 29.6 RSUs and 22.0 PSUs).
(2)Total restricted stapled units outstanding at December 31, 2023 include a total of 58.4 RSUs and 86.8 PSUs granted (2022 — 47.3 RSUs and 76.2 PSUs).

The fair value of the outstanding RSUs was $3.6 million at December 31, 2023 and is based on the market price of the Trust’s stapled unit. The fair value is adjusted for changes in the market
114 Granite REIT 2023

price of the Trust’s stapled unit and recorded as a liability in the employee unit-based compensation payables (note 11).

The fair value of the outstanding PSUs was $4.2 million at December 31, 2023 and is recorded as a liability in the employee unit-based compensation payables (note 11). The fair value is calculated using the Monte-Carlo simulation model based on the assumptions below as well as a market adjustment factor based on the total unitholder return of the Trust's stapled units relative to the S&P/TSX Capped REIT Index.

Grant date	January 1, 2023, January 1, 2022 and January 1, 2021
PSUs outstanding	86,811
Weighted average term to expiry	1.1 years
Average volatility rate	22.5%
Weighted average risk free interest rate	2.5%

The Trust's unit-based compensation expense (recovery) recognized in general and administrative expenses was:

Years ended December 31,	2023	2022

DSUs for trustees/directors(1)	$2,431	$(2,002)
Restricted Stapled Unit Plan for executives and employees	7,782	1,835
Unit-based compensation expense (recovery)	$10,213	$(167)

Fair value remeasurement expense (recovery) included in the above:
DSUs for trustees/directors	$844	$(3,534)
Restricted Stapled Unit Plan for executives and employees	3,107	(2,733)
Total fair value remeasurement expense (recovery)	$3,951	$(6,267)
(1)In respect of fees mandated and elected to be taken as DSUs.

(c)Normal Course Issuer Bid
On May 19, 2023, Granite announced the acceptance by the Toronto Stock Exchange ("TSX") of Granite’s Notice of Intention to Make a Normal Course Issuer Bid (“NCIB”). Pursuant to the NCIB, Granite proposes to purchase through the facilities of the TSX and any alternative trading system in Canada, from time to time and if considered advisable, up to an aggregate of 6,349,296 of Granite’s issued and outstanding stapled units. The NCIB commenced on May 24, 2023 and will conclude on the earlier of the date on which purchases under the bid have been completed and May 23, 2024. Pursuant to the policies of the TSX, daily purchases made by Granite through the TSX may not exceed 30,468 stapled units, subject to certain exceptions. Granite has entered into an automatic securities purchase plan with a broker in order to facilitate repurchases of the stapled units under the NCIB during specified blackout periods. Pursuant to a previous notice of intention to conduct a NCIB, Granite received approval from the TSX to purchase stapled units for the period May 24, 2022 to May 23, 2023.

Granite REIT 2023 115

During the year ended December 31, 2023, Granite repurchased 392,700 stapled units at an average stapled unit cost of $68.73 for total consideration of $27.0 million, excluding commissions. The difference between the repurchase price and the average cost of the stapled units of $6.4 million was recorded to contribution surplus. During the year ended December 31, 2022, Granite repurchased 2,165,600 stapled units at an average stapled unit cost of $71.81 for total consideration of $155.5 million, excluding commissions. The difference between the repurchase price and the average cost of the stapled units of $41.7 million was recorded to contributed surplus.

(d)At-The-Market Equity Distribution Program

On November 3, 2021, Granite filed a prospectus supplement to the base shelf prospectus of Granite REIT and Granite GP establishing an at-the-market equity distribution program (the “ATM Program”), in each of the provinces and territories of Canada, which allowed it to issue and sell, at its discretion, up to $250.0 million of stapled units to the public, from time to time. Stapled units sold under the ATM Program were sold at the prevailing market prices at the time of sale when issued, directly through the facilities of the Toronto Stock Exchange or any other recognized marketplace upon which the stapled units were listed or quoted or where the stapled units were traded in Canada. As at December 31, 2023, there was no active ATM Program.

During the year ended December 31, 2023, there were no stapled units issued under the ATM Program. During the year ended December 31, 2022, Granite issued 136,100 stapled units under the ATM Program at an average stapled unit price of $98.77 for gross proceeds of $13.4 million, and incurred issuance costs of $0.3 million, for net proceeds of $13.1 million. The issuance costs were recorded as a reduction to stapled unitholders’ equity.

(e)Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of the following:

As at December 31,	2023	2022
Foreign currency translation gains on investments in subsidiaries, net of related hedging activities and non-controlling interests(1)	$254,364	$324,484
Fair value gains on derivatives designated as net investment hedges	52,056	89,048
	$306,420	$413,532
(1)Includes foreign currency translation gains and losses from non-derivative financial instruments designated as net investment hedges.

116 Granite REIT 2023

14.	RENTAL REVENUE, RECOVERIES, COSTS AND EXPENSES

(a) Rental revenue consists of:

Years ended December 31,	2023	2022
Base rent	$427,354	$376,296
Straight-line rent amortization	16,690	10,596
Tenant incentive amortization	(4,403)	(4,149)
Property tax recoveries	52,862	48,147
Property insurance recoveries	6,386	4,947
Operating cost recoveries	22,361	19,742
	$521,250	$455,579

(b) Property operating costs consist of:

Years ended December 31,	2023	2022
Non-recoverable from tenants:
Property taxes and utilities	$1,230	$910
Property insurance	694	776
Repairs and maintenance	427	420
Property management fees	378	339
Other	459	733
	$3,188	$3,178
Recoverable from tenants:
Property taxes and utilities	$58,752	$52,456
Property insurance	7,396	5,538
Repairs and maintenance	10,441	10,079
Property management fees	5,038	3,818
Other	1,197	152
	$82,824	$72,043
Property operating costs	$86,012	$75,221

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(c) General and administrative expenses consist of:

Years ended December 31,	2023	2022

Salaries, incentives and benefits	$17,907	$18,225
Audit, legal and consulting	4,341	3,205
Trustee/director fees including distributions, revaluations and expenses(1)	2,825	(1,777)
RSU and PSU compensation expense including distributions and revaluations(1)	7,782	1,835
Other public entity costs	2,629	2,615
Office rents including property taxes and common area maintenance costs	623	491
Capital tax	995	867
Information technology costs	2,524	2,213
Other	2,332	2,779
	$41,958	$30,453
Less: capitalized general and administrative expenses	(518)	(988)
	$41,440	$29,465
(1)For fair value remeasurement expense (recovery) amounts see note 13(b).

(d) Interest expense and other financing costs consist of:

Years ended December 31,	2023	2022

Interest and amortized issuance costs relating to debentures and term loans	$73,322	$47,304
Amortization of deferred financing costs and other interest expense and charges	5,853	5,784
Interest expense related to lease obligations (note 10)	1,593	1,549
	$80,768	$54,637
Less: capitalized interest	(2,051)	(3,670)
	$78,717	$50,967

(e) Fair value losses (gains) on financial instruments, net, consist of:

Years ended December 31,	2023	2022

Foreign exchange collar contracts, net (note 18(a))	$(3,076)	$2,426
Derivatives, net (note 8(c))	20,372	(13,809)
	$17,296	$(11,383)

For the year ended December 31, 2023, the net fair value loss on financial instruments of $17.3 million is comprised of the net fair value loss on the derivatives of $20.4 million which is associated with the fair value movements of the 2023 Cross Currency Interest Rate Swap, 2024 Cross Currency Interest Rate Swap, the combination of the 2025 Term Loan and 2025 Interest Rate Swap, and the combination of the September 2026 Term Loan and September 2026 Interest Rate Swap, offset partially by the net fair value gain on foreign exchange collar
118 Granite REIT 2023

contracts of $3.1 million. The Trust partially employed or did not employ hedge accounting for the derivatives and foreign exchange collars, therefore the change in fair value is recognized in fair value losses (gains) on financial instruments, net, in the combined statement of net income.

For the year ended December 31, 2022, the net fair value gain on financial instruments of $11.4 million was comprised of the net fair value gain on the derivatives of $13.8 million which was associated with the fair value movements of the 2024 Cross Currency Interest Rate Swap and the combination of the 2025 Term Loan and 2025 Interest Rate Swap, offset partially by the net fair value loss on the foreign exchange collar contracts of $2.4 million. The Trust partially employed or did not employ hedge accounting for the derivatives and foreign exchange collars, therefore the change in fair value was recognized in fair value losses (gains) on financial instruments, net, in the combined statement of net income.

15.	INCOME TAXES

(a)The major components of the income tax recovery are:

Years ended December 31,	2023	2022
Current income tax:
Current taxes	$8,450	$8,079
Current taxes referring to previous periods	(1,854)	(819)
Withholding taxes and other	110	120
	$6,706	$7,380
Deferred income tax:
Origination and reversal of temporary differences	$(25,660)	$(71,195)
Impact of changes in tax rates	—	(17,330)
Withholding taxes on profits of subsidiaries	86	—
Deferred tax expense arising from the write-down, or reversal of a previous write-down, of a deferred tax asset	8,877	16,771
Other	502	709
	$(16,195)	$(71,045)
Income tax recovery	$(9,489)	$(63,665)

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(b)    The effective income tax rate reported in the combined statements of net income varies from the Canadian statutory rate for the following reasons:

Years ended December 31,	2023	2022
Income before income taxes	$129,007	$92,157
Expected income taxes at the Canadian statutory tax rate of 26.5% (2022 - 26.5%)	$34,187	$24,422
Income distributed and taxable to unitholders	(51,921)	(92,252)
Net foreign rate differentials	(811)	9,145
Net change in provisions for uncertain tax positions	(548)	719
Net permanent differences	507	(6,151)
Net effect of change in tax rates	—	(17,330)
Non-recognition of deferred tax assets	8,877	16,770
Withholding taxes and other	220	1,012
Income tax recovery	$(9,489)	$(63,665)

(c)Deferred tax assets and liabilities consist of temporary differences related to the following:

As at December 31,	2023	2022
Deferred tax assets:
Loss carryforwards	$602	$629
Other	37	—
Deferred tax assets	$639	$629
Deferred tax liabilities:
Investment properties	$540,304	$562,578
Withholding tax on undistributed subsidiary profits	86	—
Other	(4,839)	(5,187)
Deferred tax liabilities	$535,551	$557,391

(d)Changes in the net deferred tax liabilities consist of the following:

Years ended December 31,	2023	2022
Balance, beginning of year	$556,762	$600,215
Deferred tax recovery recognized in net income	(16,195)	(71,045)
Foreign currency translation of deferred tax balances	(5,655)	27,592
Net deferred tax liabilities, end of year	$534,912	$556,762

(e) Net cash payments of income taxes amounted to a payment of $8.3 million for the year ended December 31, 2023 (2022 — $18.1 million) which included less than $0.1 million of withholding taxes paid (2022 — less than $0.1 million).

(f) The Trust conducts operations in a number of countries with varying statutory rates of taxation. Judgment is required in the estimation of income tax expense and deferred income tax assets and liabilities in each of the Trust’s operating jurisdictions. This process involves estimating actual current tax exposure, assessing temporary differences that result from the different treatments of items for tax and accounting purposes, assessing whether it is more likely than not that deferred income tax assets will be realized and, based on all the available
120 Granite REIT 2023

evidence, determining if a provision is required on all or a portion of such deferred income tax assets. The Trust reports a liability for uncertain tax positions (‘‘unrecognized tax benefits’’) taken or expected to be taken in a tax return. The Trust recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

As at December 31, 2023, the Trust had $9.8 million (2022 — $10.3 million) of unrecognized income tax benefits, (including $0.1 million (2022 — $0.2 million) related to accrued interest and penalties), all of which could ultimately reduce the Trust’s effective tax rate should these tax benefits become recognized. The Trust believes that it has adequately provided for reasonably foreseeable outcomes related to tax examinations and that any resolution will not have a material effect on the combined financial position, results of operations, or cash flows. However, the Trust cannot predict with any level of certainty the exact nature of any future possible outcome.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

As at December 31,	2023	2022
Unrecognized tax benefits balance, beginning of year	$10,279	$10,470
Decreases for tax positions of prior years	(1,815)	(1,692)
Increases for tax positions of current year	1,244	1,452
Foreign currency impact	87	49
Unrecognized tax benefits balance, end of year	$9,795	$10,279

It is reasonably possible that the gross unrecognized tax benefits, as of December 31, 2023, could decrease in the next 12 months. The quantum of the decrease could range between a nominal amount and $2.2 million (2022 — a nominal amount and $2.6 million) and relates primarily to tax years becoming statute barred for purposes of future tax examinations by local taxing authorities and the outcome of current tax examinations. For the year ended December 31, 2023, a nominal amount of interest and penalties was recorded (2022 — $0.1 million) as part of the provision for income taxes in the combined statements of net income.

As at December 31, 2023, the following tax years remained subject to examination:

Major Jurisdictions
Canada	2019 through 2023
United States	2019 through 2023
Austria	2018 through 2023
Germany	2016 through 2023
Netherlands	2018 through 2023

As at December 31, 2023, the Trust has approximately $330.7 million (2022 — $285.5 million) of losses and other deductible temporary differences in various tax jurisdictions that the Trust believes are not probable to be realized. As a result, no deferred tax asset has been recognized for these losses and other deductible temporary differences as of December 31, 2023. Included in this number are Canadian capital loss carryforwards that do not expire of $140.9 million (2022 — $140.5 million).

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The aggregate amount of temporary differences associated with investments in subsidiaries for which deferred tax liabilities have not been recognized as at December 31, 2023 is approximately $253.9 million (2022 — approximately $194.7 million).

16.	SEGMENTED DISCLOSURES INFORMATION

The Trust has one reportable segment — the ownership and rental of industrial real estate as determined by the information reviewed by the chief operating decision maker who is the President and Chief Executive Officer. The following tables present certain information with respect to geographic segmentation:

Revenue
Years ended December 31,	2023		2022
Canada	$80,460	15%	$75,934	17%
United States	296,520	58%	251,746	55%
Austria	63,825	12%	59,523	13%
Germany	38,800	7%	31,823	7%
Netherlands	41,645	8%	34,945	8%
Other Europe	—	—%	1,608	—%
	$521,250	100%	$455,579	100%

For the year ended December 31, 2023, revenue from Magna International Inc. comprised approximately 23% (2022 — 25%) of the Trust’s total revenue.

Investment Properties
As at December 31,	2023		2022
Canada	$2,018,661	23%	$1,918,822	22%
United States	4,593,136	52%	4,757,867	54%
Austria	819,002	9%	759,977	8%
Germany	612,350	7%	588,804	7%
Netherlands	764,990	9%	814,101	9%
	$8,808,139	100%	$8,839,571	100%

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17.	DETAILS OF CASH FLOWS

(a)Items not involving operating cash flows are shown in the following table:

Years ended December 31,	2023	2022

Straight-line rent amortization	$(16,690)	$(10,596)
Tenant incentive amortization	4,403	4,149
Unit-based compensation expense (recovery) (note 13(b))	10,213	(167)
Fair value losses on investment properties, net	172,676	219,728
Depreciation and amortization	1,272	1,598
Fair value losses (gains) on financial instruments, net (note 14(e))	17,296	(11,383)
Loss on sale of investment properties	1,505	666
Amortization of issuance costs relating to debentures and term loans	1,953	1,729
Amortization of deferred financing costs	535	582
Deferred income tax recovery (note 15(a))	(16,195)	(71,045)
Other	33	(173)
	$177,001	$135,088

(b)Changes in working capital balances are shown in the following table:

Years ended December 31,	2023	2022
Accounts receivable	$(200)	$1,674
Prepaid expenses and other	(3,390)	(2,269)
Accounts payable and accrued liabilities	(1,727)	(4,209)
Deferred revenue	654	4,702
	$(4,663)	$(102)

(c)Non-cash investing and financing activities

For the year ended December 31, 2023, 41 thousand stapled units (2022 — 44 thousand stapled units) with a value of $3.4 million (2022 — $4.1 million) were issued under the Restricted Stapled Unit Plan (note 13(b)) and are not recorded in the combined statements of cash flows.

In addition, for the year ended December 31, 2023, the total impact from the foreign currency translations on the secured debt, unsecured debt and related derivatives of $19.0 million loss (2022 — $40.8 million gain) is not recorded in the combined statements of cash flows.

(d)Cash and cash equivalents consist of:

As at December 31,	2023	2022
Cash	$115,714	$127,091
Short-term deposits	420	7,990
	$116,134	$135,081

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18.	FAIR VALUE AND RISK MANAGEMENT

(a)Fair Value of Financial Instruments

The following table provides the measurement basis of financial assets and liabilities as at December 31, 2023 and December 31, 2022:

As at December 31,			2023			2022
	Carrying Value		Fair Value	Carrying Value		Fair Value
Financial assets
Other assets	$283	(1)	$283	$291	(1)	$291
Derivatives	109,242	(2)	109,242	151,855		151,855
Loan receivable	—		—	69,186		69,186
Accounts receivable	12,166		12,166	12,176		12,176
Prepaid expenses and other	650	(3)	650	—		—
Cash and cash equivalents	116,134		116,134	135,081		135,081
	$238,475		$238,475	$368,589		$368,589

Financial liabilities
Unsecured debentures, net	$1,892,236		$1,768,920	$1,893,186	(5)	$1,672,290
Unsecured term loans, net	1,173,746	(4)	1,173,746	1,090,451		1,090,451
Secured debt	—		—	51,373		51,373
Derivatives	8,429		8,429	13,467	(6)	13,467
Accounts payable and accrued liabilities	94,336		94,336	114,775	(7)	114,775
Distributions payable	17,415		17,415	16,991		16,991
	$3,186,162		$3,062,846	$3,180,243		$2,959,347
(1)    Long-term receivables included in other assets (note 6).
(2)    Balance includes current and non-current portions of derivative assets (note 8(c)).
(3)    As at December 31, 2023, foreign exchange collars of $0.7 million included in prepaid expenses and other.
(4)    Balance includes current and non-current portions of unsecured term loans, net (note 8(b)).
(5)    Balance included current and non-current portions of unsecured debentures, net (note 8(b)).
(6)    Balance included current and non-current portions of derivative liabilities (note 8(c)).
(7)    As at December 31, 2022, foreign exchange collars of $2.4 million included in accounts payable and accrued liabilities.
The fair values of the Trust’s loan receivable, accounts receivable, cash and cash equivalents, accounts payable and accrued liabilities and distributions payable approximate their carrying amounts due to the relatively short periods to maturity of these financial instruments. The fair value of the long-term receivable included in other assets approximates its carrying amount as the receivable bears interest at rates comparable to current market rates. The fair values of the unsecured debentures are determined using quoted market prices. The fair values of the secured debt and unsecured term loans approximate their carrying amounts as the secured debt and unsecured term loans bear interest at rates comparable to the current market rates. The fair values of the derivatives and foreign exchange collars are determined using market inputs quoted by their counterparties.

The Trust periodically purchases foreign exchange collars to hedge specific anticipated foreign currency transactions and to mitigate its foreign exchange exposure on its net cash flows. At December 31, 2023, the Trust held 6 outstanding foreign exchange collar contracts with a
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notional value of US$36.0 million and contracts the Trust to sell US dollars and receive Canadian dollars if specific US dollar exchange rates relative to the Canadian dollar are met. At December 31, 2023, the Trust also held 12 outstanding foreign exchange collar contracts with a notional value of €24.0 million and contracts the Trust to sell Euros and receive Canadian dollars if specific Euro exchange rates relative to the Canadian dollar are met. For the year ended December 31, 2023, the Trust recorded a net fair value gain of $3.1 million related to the outstanding foreign exchange collar contracts (note 14(e)). The Trust did not employ hedge accounting for these financial instruments.

As at December 31, 2022, the Trust held 12 outstanding foreign exchange collar contracts with a notional value of US$72.0 million and contracts the Trust to sell US dollars and receive Canadian dollars if specific US dollar exchange rates relative to the Canadian dollar are met. As at December 31, 2022, the Trust also held 18 outstanding foreign exchange collars contracts with a notional value of €24.0 million and contracts the Trust to sell Euros and receive Canadian dollars if specific Euro exchange rates relative to the Canadian dollar are met. For the year ended December 31, 2022, the Trust recorded a net fair value loss of $2.4 million related to the outstanding foreign exchange collar contracts (note 14(e)). The Trust did not employ hedge accounting for these financial instruments.

(b)Fair Value Hierarchy

Fair value measurements are based on inputs of observable and unobservable market data that a market participant would use in pricing an asset or liability. IFRS establishes a fair value hierarchy which is summarized below:

Level 1:    Fair value determined using quoted prices in active markets for identical assets or liabilities.

Level 2:    Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

Level 3:    Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows or similar techniques.

The following tables represent information related to the Trust’s assets and liabilities measured or disclosed at fair value on a recurring and non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall.

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As at December 31, 2023	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE
Assets measured at fair value
Investment properties (note 4)	$—	$—	$8,808,139
Derivatives (note 8)	—	109,242	—
Foreign exchange collars included in prepaid expenses and other	—	650	—

Liabilities measured or disclosed at fair value
Unsecured debentures, net (note 8)	1,768,920	—	—
Unsecured term loans, net (note 8)	—	1,173,746	—
Derivatives (note 8)	—	8,429	—
Net (liabilities) assets measured or disclosed at fair value	$(1,768,920)	$(1,072,283)	$8,808,139

As at December 31, 2022	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE
Assets measured at fair value
Investment properties (note 4)	$—	$—	$8,839,571
Assets held for sale (note 5)	—	—	41,182
Derivatives (note 8)	—	151,855	—
Loan receivable (note 7)	—	69,186	—

Liabilities measured or disclosed at fair value
Unsecured debentures, net (note 8)	1,672,290	—	—
Unsecured term loans, net (note 8)	—	1,090,451	—
Secured debt (note 9)	—	51,373	—
Foreign exchange collars included in accounts payable and accrued liabilities	—	2,426	—
Derivatives (note 8)	—	13,467	—
Net (liabilities) assets measured or disclosed at fair value	$(1,672,290)	$(936,676)	$8,880,753

For assets and liabilities that are measured at fair value on a recurring basis, the Trust determines whether transfers between the levels of the fair value hierarchy have occurred by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the years ended December 31, 2023 and 2022, there were no transfers between the levels.

Refer to note 4, Investment Properties, for a description of the valuation technique and inputs used in the fair value measurement and for a reconciliation of the fair value measurements of investment properties which are recognized in Level 3 of the fair value hierarchy.

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(c)Risk Management

The main risks arising from the Trust’s financial instruments are credit, interest rate, foreign exchange and liquidity risks. The Trust’s approach to managing these risks is summarized below:

(i)Credit risk

The Trust’s financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, loan receivable and accounts receivable.

Cash and cash equivalents include short-term investments, such as term deposits, which are invested in governments and financial institutions with a minimum credit rating of BBB+ (based on Standard & Poor’s (“S&P”) rating scale) or Baa1 (based on Moody’s Investor Services’ (“Moody’s”) rating scale). Concentration of credit risk is further reduced by limiting the amount that is invested in any one government or financial institution according to its credit rating.

Magna International Inc. accounted for approximately 23% of the Trust’s rental revenue during the year ended December 31, 2023. Although its operating subsidiaries are not individually rated, Magna International Inc. has an investment grade credit rating from Moody’s, S&P and DBRS Morningstar which mitigates the Trust’s credit risk. Substantially all of the Trust’s accounts receivable are collected within 30 days. The balance of accounts receivable past due is not significant.

(ii)Interest rate risk

As at December 31, 2023, the Trust’s exposure to interest rate risk is limited. Approximately 62% of the Trust’s interest bearing debt consists of fixed rate debt in the form of the 2027 Debentures, the 2028 Debentures, the 2029 Debentures and the 2030 Debentures. After taking into account the related derivatives, the 2027 Debentures, the 2028 Debentures, the 2029 Debentures and the 2030 Debentures have effective fixed interest rates of 2.964%, 1.004%, 4.929% and 1.045%, respectively. The remaining 38% of the Trust’s interest bearing debt consists of variable rate debt in the form of the 2024 Term Loan, the 2025 Term Loan, the September 2026 Term Loan and the December 2026 Term Loan. After taking into account the related derivatives, the 2024 Term Loan, the 2025 Term Loan, the September 2026 Term Loan and the December 2026 Term Loan have effective fixed interest rates of 0.267%, 5.016%, 4.333% and 1.105%, respectively.

(iii)Foreign exchange risk

As at December 31, 2023, the Trust is exposed to foreign exchange risk primarily in respect of movements in the Euro and the US dollar. The Trust is structured such that its foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Trust is exposed to foreign currency risk on its net investment in its foreign currency denominated operations and certain Trust level foreign currency denominated assets and liabilities. At December 31, 2023, the Trust’s foreign currency denominated net assets are $6.3 billion in US dollars and Euros. A 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would
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result in a gain or loss of approximately $42.9 million and $20.0 million, respectively, to comprehensive income.

Granite generates rental income that is not all denominated in Canadian dollars. Since the financial results are reported in Canadian dollars, the Trust is subject to foreign currency fluctuations that could, from time to time, have an impact on the operating results. For the year ended December 31, 2023, a 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would have impacted revenue by approximately $3.0 million and $1.4 million, respectively.

For the year ended December 31, 2023, the Trust has designated its derivatives relating to the $1.3 billion of unsecured debentures, $544.3 million of unsecured term loans, the combination of the $102.2 million of unsecured term loan and its related derivative, and the Euro denominated draws under the Credit Facility as hedges of its net investment in the European operations (note 8(c)). Furthermore, the Trust has designated its derivatives relating to the $650.0 million of unsecured debentures and the combination of the $528.2 million of unsecured term loan and its related derivative, as hedges of its net investment in the United States operations (note 8(c)).

(iv)Liquidity risk

Liquidity risk is the risk the Trust will encounter difficulties in meeting its financial obligations as they become due. The Trust may also be subject to the risks associated with debt financing, including the risks that the unsecured debentures, term loans and credit facility may not be able to be refinanced. The Trust’s objectives in minimizing liquidity risk are to maintain prudent levels of leverage on its investment properties, maintaining ample capacity on its Credit Facility, staggering its debt maturity profile and maintaining an investment grade credit rating. In addition, the Declaration of Trust establishes certain debt ratio limits.

The estimated contractual maturities of the Trust’s financial liabilities are summarized below:

	Payments due by year
As at December 31, 2023	Total	2024	2025	2026	2027	2028	Thereafter
Unsecured debentures	$1,900,000		$—	$—	$500,000	$500,000	$900,000
Unsecured term loans	1,174,685	244,283	528,180	402,222		—	—
Derivatives	8,429	—	—	2,105	—	3,067	3,257
Interest payments(1):
Unsecured debentures, net of derivatives	222,152	44,891	44,891	44,891	37,528	30,165	19,786
Unsecured term loans, net of derivatives	72,003	35,951	29,274	6,778	—	—	—
Accounts payable and accrued liabilities	94,336	91,390	1,570	1,376	—	—	—
Distributions payable	17,415	17,415	—	—	—	—	—
	$3,489,020	$433,930	$603,915	$457,372	$537,528	$533,232	$923,043
(1)    Represents aggregated interest expense expected to be paid over the term of the debt, on an undiscounted basis, based on actual current interest rates and average foreign exchange rates.
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19.	CAPITAL MANAGEMENT

The Trust’s capital structure comprises the total of the stapled unitholders’ equity and debt. The total managed capital of the Trust is summarized below:

As at December 31,	2023	2022
Unsecured debentures, net	$1,892,236	$1,893,186
Unsecured term loans, net	1,173,746	1,090,451
Derivative (assets) liabilities, net(1)	(100,813)	(138,388)
Secured debt	—	51,373
Total debt	2,965,169	2,896,622
Stapled unitholders’ equity	5,276,951	5,475,375
Total managed capital	$8,242,120	$8,371,997
(1)     Balance represents derivative (assets) net of derivative liabilities (note 8(c)).

The Trust manages, monitors and adjusts its capital balances in response to the availability of capital, economic conditions and investment opportunities with the following objectives in mind:
•Compliance with investment and debt restrictions pursuant to the Amended and Restated Declaration of Trust;
•     Compliance with existing debt covenants;
•     Maintaining investment grade credit ratings;
•Supporting the Trust’s business strategies including ongoing operations, property development and acquisitions;
•Optimizing the Trust's weighted average cost of capital;
•     Generating stable and growing cash distributions; and
•    Building long-term unitholder value.

The Amended and Restated Declaration of Trust contains certain provisions with respect to capital management which include:
•     The Trust shall not incur or assume any indebtedness if, after giving effect to the incurring or assumption of the indebtedness, the total indebtedness of the Trust would be more than 65% of the Gross Book Value (as defined in the Amended and Restated Declaration of Trust); and
•     The Trust shall not invest in raw land for development, except for (i) existing properties with additional development, (ii) the purpose of renovating or expanding existing properties or
(iii) the development of new properties, provided that the aggregate cost of the investments of the Trust in raw land, after giving effect to the proposed investment, will not exceed 15% of Gross Book Value.

At December 31, 2023, the Trust’s combined debt consists of the unsecured debentures, the unsecured term loans and the unsecured revolving credit facility when drawn, each of which have various financial covenants. These covenants are defined within the trust indenture, the term loan agreements and the revolving credit facility agreement and, depending on the debt instrument, include a total indebtedness ratio, a secured indebtedness ratio, an interest coverage ratio, an unencumbered asset ratio, and a minimum equity threshold. The Trust
Granite REIT 2023 129

monitors these covenants and was in compliance with their respective requirements as at December 31, 2023 and 2022.

Distributions are made at the discretion of the Board of Trustees (the “Board”) and Granite REIT intends to distribute each year all of its taxable income pursuant to its Amended and Restated Declaration of Trust as calculated in accordance with the Income Tax Act. For the fiscal year 2023, the Trust declared a monthly distribution of $0.2667 per stapled unit from January to November and a monthly distribution of $0.2750 per stapled unit for the month of December. The Board determines monthly distribution levels having considered, among other factors, estimated 2023 and 2024 cash generated from operations and capital requirements, the alignment of its current and targeted payout ratios with the Trust’s strategic objectives and compliance with the above noted financial covenants.

20.	RELATED PARTY TRANSACTIONS

For the years ended December 31, 2023 and 2022, key management personnel include the Trustees/Directors, the President and Chief Executive Officer, the Chief Financial Officer, the Executive Vice President, Head of Global Real Estate, the Executive Vice President, Global Real Estate and Head of Investments and the Executive Vice President, General Counsel. Information with respect to the Trustees’/Directors’ fees is included in notes 13(b) and 14(c). The compensation paid or payable to the Trust’s key management personnel was as follows:

Years ended December 31,	2023	2022
Salaries, incentives and short-term benefits	$5,649	$5,760
Unit-based compensation expense including fair value adjustments	2,959	2,102
	$8,608	$7,862
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21.	COMBINED FINANCIAL INFORMATION

The combined financial statements include the financial position and results of operations and cash flows of each of Granite REIT and Granite GP. Below is a summary of the financial information for each entity along with the elimination entries and other adjustments that aggregate to the combined financial statements:

Balance Sheet	As at December 31, 2023

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$8,808,139	—	—	$8,808,139
Investment in Granite LP(1)	—	41	(41)	—
Other non-current assets	106,540	—	—	106,540
	8,914,679	41	(41)	8,914,679
Current assets:
Other current assets	35,564	—	—	35,564
Intercompany receivable(2)	—	18,998	(18,998)	—
Cash and cash equivalents	115,838	296	—	116,134
Total assets	$9,066,081	19,335	(19,039)	$9,066,377

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$2,821,849	—	—	$2,821,849
Other non-current liabilities	576,396	—	—	576,396
	3,398,245	—	—	3,398,245
Current liabilities:
Unsecured debt, net	244,133	—	—	244,133
Intercompany payable(2)	18,998	—	(18,998)	—
Other current liabilities	121,064	19,294	—	140,358
Total liabilities	3,782,440	19,294	(18,998)	3,782,736

Equity:
Stapled unitholders’ equity	5,276,910	41	—	5,276,951
Non-controlling interests	6,731	—	(41)	6,690
Total liabilities and equity	$9,066,081	19,335	(19,039)	$9,066,377
(1)    Granite REIT Holdings Limited Partnership ("Granite LP") is 100% owned by Granite REIT and Granite GP.
(2)    Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.
Granite REIT 2023 131

Balance Sheet	As at December 31, 2022

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$8,839,571	—	—	$8,839,571
Investment in Granite LP(1)	—	40	(40)	—
Other non-current assets	167,189	—	—	167,189
	9,006,760	40	(40)	9,006,760
Current assets:
Assets held for sale	41,182	—	—	41,182
Other current assets	97,310	21	—	97,331
Intercompany receivable(2)	—	15,594	(15,594)	—
Cash and cash equivalents	135,020	61	—	135,081
Total assets	$9,280,272	15,716	(15,634)	$9,280,354

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$2,583,930	—	—	$2,583,930
Other non-current liabilities	596,759	—	—	596,759
	3,180,689	—	—	3,180,689
Current liabilities:
Unsecured debt, net	399,707	—	—	399,707
Intercompany payable(2)	15,594	—	(15,594)	—
Other current liabilities	203,935	15,676	—	219,611
Total liabilities	3,799,925	15,676	(15,594)	3,800,007

Equity:
Stapled unitholders’ equity	5,475,335	40	—	5,475,375
Non-controlling interests	5,012	—	(40)	4,972
Total liabilities and equity	$9,280,272	15,716	(15,634)	$9,280,354
(1)    Granite LP is 100% owned by Granite REIT and Granite GP.
(2)    Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.
132 Granite REIT 2023

Income Statement	Year Ended December 31, 2023
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$521,250	—	—	$521,250
General and administrative expenses	41,440	—	—	41,440
Interest expense and other financing costs	78,717	—	—	78,717
Other costs and expenses, net	80,609	—	—	80,609
Share of (income) loss of Granite LP	—	(1)	1	—
Fair value losses on investment properties, net	172,676	—	—	172,676
Fair value losses on financial instruments, net	17,296	—	—	17,296
Loss on sale of investment properties	1,505	—	—	1,505
Income before income taxes	129,007	1	(1)	129,007
Income tax recovery	(9,489)	—	—	(9,489)
Net income	138,496	1	(1)	138,496
Less net income attributable to non-controlling interests	1,835	—	(1)	1,834
Net income attributable to stapled unitholders	$136,661	1	—	$136,662

Income Statement	Year Ended December 31, 2022
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$455,579	—	—	$455,579
General and administrative expenses	29,465	—	—	29,465
Interest expense and other financing costs	50,967	—	—	50,967
Other costs and expenses, net	73,979	—	—	73,979
Share of (income) loss of Granite LP	—	(2)	2	—
Fair value losses on investment properties, net	219,728	—	—	219,728
Fair value gains on financial instruments, net	(11,383)	—	—	(11,383)
Loss on sale of investment properties	666	—	—	666
Income before income taxes	92,157	2	(2)	92,157
Income tax recovery	(63,665)	—	—	(63,665)
Net income	155,822	2	(2)	155,822
Less net income attributable to non-controlling interests	56	—	(2)	54
Net income attributable to stapled unitholders	$155,766	2	—	$155,768

Granite REIT 2023 133

Statement of Cash Flows	Year Ended December 31, 2023
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES
Net income	$138,496	1	(1)	$138,496
Items not involving operating cash flows	177,001	(1)	1	177,001
Changes in working capital balances	(4,899)	236	—	(4,663)
Other operating activities	2,347	—	—	2,347
Cash provided by operating activities	312,945	236	—	313,181
INVESTING ACTIVITIES
Acquisitions, deposits and transactions costs, net	(102,761)	—	—	(102,761)
Proceeds from disposals, net	43,773	—	—	43,773
Additions to income-producing properties	(59,825)	—	—	(59,825)
Additions to properties under development	(71,132)	—	—	(71,132)
Construction funds released from escrow	4,819	—	—	4,819
Other investing activities	56,999	—	—	56,999
Cash used in investing activities	(128,127)	—	—	(128,127)
FINANCING ACTIVITIES
Distributions paid	(203,910)	—	—	(203,910)
Other financing activities	800	—	—	800
Cash used in financing activities	(203,110)	—	—	(203,110)
Effect of exchange rate changes	(891)	—	—	(891)
Net (decrease) increase in cash and cash equivalents during the year	$(19,183)	236	—	$(18,947)
134 Granite REIT 2023

Statement of Cash Flows	Year Ended December 31, 2022
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES
Net income	$155,822	2	(2)	$155,822
Items not involving operating cash flows	135,088	(2)	2	135,088
Changes in working capital balances	292	(394)	—	(102)
Other operating activities	(13,312)	—	—	(13,312)
Cash provided by (used in) operating activities	277,890	(394)	—	277,496
INVESTING ACTIVITIES
Acquisitions, deposits and transactions costs, net	(492,717)	—	—	(492,717)
Proceeds from disposals, net	63,943	—	—	63,943
Additions to income-producing properties	(54,933)	—	—	(54,933)
Additions to properties under development	(212,245)	—	—	(212,245)
Construction funds in escrow	(4,720)	—	—	(4,720)
Other investing activities	(65,884)	—	—	(65,884)
Cash used in investing activities	(766,556)	—	—	(766,556)
FINANCING ACTIVITIES
Distributions paid	(202,284)	—	—	(202,284)
Other financing activities	416,843	—	—	416,843
Cash provided by financing activities	214,559	—	—	214,559
Effect of exchange rate changes	7,069	—	—	7,069
Net decrease in cash and cash equivalents during the year	$(267,038)	(394)	—	$(267,432)
Granite REIT 2023 135

22.	COMMITMENTS AND CONTINGENCIES

(a) The Trust is subject to various legal proceedings and claims that arise in the ordinary course of business. Management evaluates all claims with the advice of legal counsel. Management believes these claims are generally covered by Granite's insurance policies and that any liability from remaining claims is not probable to occur and would not have a material adverse effect on the combined financial statements. However, actual outcomes may differ from management's expectations.

(b) As at December 31, 2023, the Trust's contractual commitments totaled $56.4 million which are primarily comprised of costs to complete its ongoing construction and development projects and related tenant improvements.

(c) In connection with the acquisitions of investment properties located in Palmetto, Georgia on November 12, 2020 and in Locust Grove, Georgia on March 12, 2021, $128.2 million (US$97.1 million) of bonds were assumed. The authorized amount of the bonds is $137.3 million (US$104.0 million), of which $83.2 million (US$63.0 million) was outstanding as at December 31, 2023. The bonds provide for a real estate tax abatement for the acquired investment properties. Through a series of transactions, the Trust is both the bondholder and the obligor of the bonds. Therefore, in accordance with IAS 32, the bonds are not recorded in the combined balance sheet.

The Trust is involved, in the normal course of business, in discussions, and has various letters of intent or conditional agreements, with respect to possible acquisitions of new properties and dispositions of existing properties in its portfolio. None of these commitments or contingencies, individually or in aggregate, would have a material impact on the combined financial statements.

23.	SUBSEQUENT EVENTS

(a) Subsequent to December 31, 2023, the Trust declared distributions for January 2024 of $17.4 million or $0.2750 per stapled unit and distributions for February 2024 of $0.2750 per stapled unit (note 12).

136 Granite REIT 2023

REIT Information

Board of Trustees	Officers	Office Location

Kelly Marshall
Chairman

Peter Aghar
Trustee
Robert D. Brouwer
Trustee

Remco Daal
Trustee

Kevan Gorrie
Trustee

Fern Grodner
Trustee

Al Mawani
Trustee

Gerald Miller
Trustee

Sheila Murray
Trustee

Emily Pang
Trustee

Jennifer Warren
Trustee

Kevan Gorrie
President and Chief Executive Officer

Teresa Neto
Chief Financial Officer

Lorne Kumer
Executive Vice President,
Head of Global Real Estate

Michael Ramparas
Executive Vice President,
Global Real Estate and
Head of Investments

Lawrence Clarfield
Executive Vice President,
General Counsel and
Corporate Secretary
77 King Street West Suite 4010, P.O. Box 159 Toronto-Dominion Centre Toronto, ON M5K 1H1 Phone: (647) 925-7500 Fax: (416) 861-1240

Investor Relations Queries
Kevan Gorrie President and Chief Executive Officer (647) 925-7500 Teresa Neto Chief Financial Officer (647) 925-7560

Transfer Agents and Registrars

	Canada Computershare Investor Services Inc. 100 University Avenue, 8th Floor, North Tower Toronto, Ontario, Canada M5J 2Y1 Phone: 1 (800) 564-6253 www.computershare.com	United States Computershare Trust Company N.A. 462 S. 4th Street Louisville, Kentucky, USA 40202

Exchange Listings
Stapled Units	– Toronto Stock Exchange (GRT.UN) and New York Stock Exchange (GRP.U)

Please refer to our website (www.granitereit.com) for information on Granite’s compliance with the corporate governance standards of the New York Stock Exchange and applicable Canadian standards and guidelines.

Publicly Available Documents
Copies of the financial statements for the year ended December 31, 2023 are available through the Internet on the Electronic Data Gathering Analysis and Retrieval System (EDGAR), which can be accessed at www.sec.gov, and on the System for Electronic Data Analysis and Retrieval Plus (SEDAR+), which can be accessed at www.sedarplus.com. Other required securities filings can also be found on EDGAR and SEDAR+.

Granite REIT 2023 137

Granite REIT

77 King Street West
Suite 4010, P.O. Box 159
Toronto-Dominion Centre
Toronto, ON M5K 1H1
Phone: (647) 925-7500
Fax: (416) 861-1240
www.granitereit.com